     As filed with the Securities and Exchange Commission on March 13, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                  ------------
                               SMARTAGE.COM CORP.
             (Exact name of registrant as specified in its charter)

         Delaware                    7389                   88-038-6603
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)

                             3450 California Street
                            San Francisco, CA 94118
                                 (415) 674-3787
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ------------
                                 WILLIAM LOHSE
                            Chief Executive Officer
                               SMARTAGE.COM CORP.
                             3450 California Street
                            San Francisco, CA 94118
                                 (415) 674-3787
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                                  ------------
                                   Copies to:

    Jorge del Calvo, Esq.         Brian V. Caid, Esq.    Gavin B. Grover, Esq.
 Allison Leopold Tilley, Esq.   Morrison & Foerster LLP   Matthew Burns, Esq.
     Davina K. Kaile, Esq.        5200 Republic Plaza     Donald C. Hunt, Esq.
 Pillsbury Madison & Sutro LLP      370 Seventeenth     Morrison & Foerster LLP
      2550 Hanover Street        Denver, CO 80202-5638     425 Market Street
      Palo Alto, CA 94304                               San Francisco, CA 94105

                                  ------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                                  ------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement numbers of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  ------------
                           CALCULATION OF FILING FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             Proposed Maximum
  Class of Securities           Aggregate                Amount of
    To Be Registered       Offering Price(1)(2)       Registration Fee
----------------------------------------------------------------------
Common Stock, $0.0001
   par value............       $90,000,000                $23,760
----------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Includes the value of shares that the underwriters have the option to purchase to cover overallotments, if any.
                                  ------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the Securities and Exchange Commission relating +
+to these securities has been declared effective by the Securities and         +
+Exchange Commission. This prospectus is not an offer to sell these securities + +or our solicitation of your offer to buy these securities in any jurisdiction +
+where that would not be permitted or legal.                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION -- March 13, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PRELIMINARY PROSPECTUS
     , 2000

                                     [LOGO]

                               SMARTAGE.COM CORP.

                             Shares of Common Stock

--------------------------------------------------------------------------------


SmartAge.com Corp.:

 . We are a leading provider of business-to-small business e-commerce and online promotional services and products.

 . SmartAge.com Corp.
  3450 California Street
  San Francisco, CA 94118
  (415) 674-3787

Proposed Symbol & Market:

 . SMTG/Nasdaq National
  Market

The Offering:

 . We are offering            shares of our common stock.

 . The underwriters have an option to purchase an additional            shares
  from SmartAge.com Corp. to cover over-allotments.

 . This is our initial public offering. We anticipate that the initial public
  offering price will be between $     and $     per share.

 . We plan to use the proceeds from this offering for working capital and other general corporate purposes.

 . Closing:           , 2000

--------------------------------------------------------------------------------
                                                                  Per
                                                                 Share  Total
--------------------------------------------------------------------------------
  Public offering price:                                         $      $
  Underwriting fees:
  Proceeds to SmartAge.com Corp.:

--------------------------------------------------------------------------------

    This investment involves risks. See "Risk Factors" beginning on Page 4.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                          Joint Book-Running Managers

Donaldson, Lufkin & Jenrette                                Merrill Lynch & Co.

                           U.S. Bancorp Piper Jaffray
                                                                 DLJdirect, Inc.

                               Inside Front Cover



SmartAge.com    Business-to small business
                e-commerce and on-line promotional
                services and promotional services and products

Create: Easy-to-use online services to help small businesses quickly build an online presence

Promote: online services designed to enable small businesses to promote their business in order to attract customers in a cost-effective manner.

SmartAge Corner Office integrates the information needed by our small business members to manage their online business

SmartAge Knowledge Center provides members and visitors a place to communicate online with experts and other members and learn what they need to know to succeed as a small business on the Web.


                     [Screen shot of SmartAge.com advertising page]


SmartAge MarketPlace provides a central location that brings together our small business members and third-party providers of e-commerce services to buy and sell goods and services.

Enhance: online services that enable small businesses to add new functionality to their Web site while optimizing their performance

Sell: a suite of e-commerce services to allow small businesses to cost-effectively establish an online e-commerce presence

                            [Left side of Gatefold]

                                  SmartAge.com
                        business-to-business e-commerce
                  and online promotional services and products

Step 1:  Create Your Web site                        Step 2:  Enhance your Web site
         SmartAge site                                        SmartAge SiteWatch
         SmartAge Domain Registration Service                 SmartAge ProStats
                                                              SmartAge Enhance Services
                                                              GIF Wizard

Step 3:  Promote Your Business                       Step 4:  Sell Online
         SmartAge Media Buyer                                 SmartAge Store
         SmartAge Banner Studio                               SmartAge Advanced Store Builder
         SmartAge Banner Creator                              SmartAge Affiliate Network
         SmartAge Submit
         SmartAge SiteRank
         SmartAge Business Success Packs

Step 5:  SmartAge MarketPlace
         SmartAge Auctions
         SmartAge Unique Requests
         SmartAge Internet Barter
         SmartAge Group Demands


                          Promote your business
                                                    e-commerce/sell online

Enhance your Web site                      e-commerce/procure goods and services

Create your Web Site

                          Manage your online business
                             SmartAge Corner Office
                           SmartAge Knowledge Center

SmartAge Corner Office
  Monitor Results
  Modify Settings
  Explore Available Services
  Adjust Member/Account Information
SmartAge Knowledge Center
  Articles and How-to
  Self-help tools
  Expert advice
  Weekly Newsletters
  Industry-specific news forums

--------------------------------------------------------------------------------

                           [Right side of Gatefold]

                 Selected Customers and Strategic Relationships

          Logos of customers and strategic relationships appear here.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

   SmartClicks is our registered trademark. SmartAge.com, SmartAge and Corner Office are our trademarks. This prospectus also contains brand names, logos, service marks and trademarks of others.

                               TABLE OF CONTENTS

                                   Page
Prospectus Summary................   1
Risk Factors......................   4
Forward-Looking Statements........  17
Use of Proceeds...................  18
Dividend Policy...................  18
Capitalization....................  19
Dilution..........................  20
Selected Financial Data...........  21
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  22

                                   Page
Business.........................   27
Management.......................   39
Certain Transactions.............   46
Principal Stockholders...........   48
Description of Capital Stock.....   49
Shares Eligible for Future Sale..   53
Underwriting.....................   55
Legal Matters....................   58
Experts..........................   58
Where You Can Find More
 Information.....................   58
Index to Financial Statements....  F-1

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                  SmartAge.com

   SmartAge.com is a leading provider of business-to-small business e-commerce and online promotional services and products. Our Web site provides comprehensive solutions that enable our members to easily create and promote their Web sites, attract customers and buy and sell services and products online. By providing services and products that are important to small businesses, we have attracted more than one million members to our small business community. This community serves as a cost-effective e-commerce and advertising channel through which both small and large businesses can target and reach the highly fragmented small business market.

   According to IDC, the number of small businesses, including home offices, is estimated to grow to 38.5 million by 2002. IDC expects that aggregate small business e-commerce revenues will increase from $3.4 billion in 1998 to approximately $72.8 billion in 2003. Forrester Research projects that online advertising expenditures worldwide will increase ten-fold from $3.3 billion in 1999 to $33.1 billion in 2004.

   We provide the following benefits to small businesses, e-commerce providers and advertisers:

Benefits to Small Businesses

   Effective Marketing and Promotional Services: Small businesses can attract customers by using online advertising services, including SmartClicks and SmartAge MediaBuyer.

   Easy to Use, Customizable Web Site Creation and Enhancement Tools: With SmartAge.com, small businesses can use online Web site creation tools to develop and enhance their Web sites.

   Efficient Monitoring, Analysis and Enhancement of Online Performance: Our SmartAge Corner Office allows small businesses to analyze key data, such as traffic and click-through activity, from a single source.

   Efficient MarketPlace for Buying and Selling Goods and Services: The SmartAge MarketPlace enables our small business members, and businesses targeting our members, to buy and sell services and products online.

Benefits to E-Commerce Providers and Advertisers

   Valuable E-Commerce and Marketing Channel: Our growing community of over one million members provides e-commerce providers and advertisers with a cost-effective channel to reach the small business market.

   Targeted Marketing Opportunity: Our members provide us with information that allows us to enable e-commerce providers and advertisers to effectively target and reach specific market segments.

   Our objective is to be the leading online marketplace for business-to-small business commerce. Key elements of our strategy are to expand membership and distribution channels, increase our member loyalty and activity, increase the number of e-commerce transactions through our Web site, extend our brand leadership, continue to develop innovative technologies and expand our international presence.

   We were incorporated in Delaware in January 1998 under the name Netweb, Inc. We changed our name to Netweb Corporation in April 1998, to SmartAge Corp. in October 1998 and to SmartAge.com Corp. in February 2000. Our principal executive offices are located at 3450 California Street, San Francisco, California 94118, and our telephone number at that address is (415) 674-3787. Our Web site is located at www.smartage.com. The information on our Web site is not part of this prospectus.

                                  The Offering

Common stock offered by
   SmartAge.com...................      shares

Common stock to be outstanding
   after this offering............      shares

Use of proceeds................... Working capital and other general corporate purposes

Proposed Nasdaq National Market
   symbol......................... SMTG

   Unless otherwise noted, all information in this prospectus assumes:

  . the conversion of all of outstanding shares of preferred stock into common stock upon completion of this offering;

  . the filing of our amended and restated certificate of incorporation; and

  . the underwriters will not exercise their over-allotment option.

                                  ------------

   The number of shares of common stock to be outstanding after this offering assumes no exercise of the underwriters' over-allotment option and excludes:

  . 4,254,452 shares issuable upon exercise of options outstanding at December 31, 1999 at a weighted average exercise price of $0.53 per share;

  . 6,275,549 shares issuable upon exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $2.07 per share;

  . 403,735 additional shares available for future issuance under our stock plan as of December 31, 1999; and

  . 605,620 shares issuable upon exercise of warrants granted after December
    31, 1999 in connection with the closing of our Series C preferred stock financing and 551,243 additional shares issuable due to the amendment and restatement of some of the warrants outstanding as of December 31, 1999 at a weighted average exercise price of $3.396 per share.

                             Summary Financial Data
                     (In thousands, except per share data)

   The pro forma as adjusted balance sheet data below reflects the application
of the net proceeds from the sale of the     shares of common stock offered by
SmartAge.com at an assumed initial public offering price of $   per share,
after deducting the underwriting discounts and commissions and our estimated offering expenses. Please see note 1 of the notes to the financial statements for an explanation of the determination of the number of shares used in computing per share data.

                                                    January 20,
                                                        1998
                                                   (inception) to  Year Ended
                                                    December 31,  December 31,
                                                        1998          1999
Statement of Operations Data:
Total revenues....................................    $   278       $  2,598
Cost of revenues..................................         57          1,540
Gross profit .....................................        221          1,058
Total operating expenses..........................      2,921         15,139
Loss from operations..............................     (2,700)       (14,081)
Net loss..........................................    $(2,692)      $(13,767)
Net loss applicable to common stockholders........    $(2,692)      $(14,184)
Net loss applicable to common stockholders per
 share:
  Basic and diluted...............................    $ (0.18)      $  (0.90)
  Weighted average shares.........................     14,940         15,751
Pro forma net loss applicable to common
 stockholders per share:
  Basic and diluted...............................                  $  (0.57)
  Weighted average shares.........................                    24,793

                                                        December 31, 1999
                                                   ---------------------------
                                                                   Pro Forma
                                                       Actual     as Adjusted
Balance Sheet Data:
Cash and cash equivalents.........................    $19,892       $
Working capital...................................     17,109
Total assets......................................     26,231
Note payable......................................        736
Redeemable convertible preferred stock............      7,428
Stockholders' equity..............................     13,222

                                  RISK FACTORS

   Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock.

                         Risks Relating to Our Business

Our limited operating history makes evaluation of our business difficult.

   We were incorporated in January 1998 and initially introduced our services and products in February 1998. We have entered into the majority of our contracts and strategic relationships in the last 12 months. You should consider our prospects in light of our limited operating history and the risks, uncertainties, expenses and difficulties encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the market for business-to-business e-commerce services and products.

We expect continuing losses and may not achieve profitability, which may cause the market price of our stock to decline.

   We incurred net losses of approximately $16.5 million for the period from January 20, 1998 (inception) through December 31, 1999. We expect to continue to incur substantial net losses for the foreseeable future. If we continue to incur net losses, we may not be able to increase our number of employees, increase our investment in capital equipment or increase our sales, marketing and technology and development programs in accordance with our present plans. We do not know when or if we will become profitable. If we do not become profitable within the timeframe expected by securities analysts or investors, the market price of our common stock will likely decline. If we do achieve profitability, we may not sustain or increase profitability in the future and may not be able to continue to operate.

If we do not meet quarterly financial expectations, our stock price could decline.

   Since our inception in January 1998, our operating activities have consisted primarily of building and providing e-commerce and online promotional services for small businesses and establishing relationships with third-party distribution providers. Because of our limited operating history and other factors, our quarterly revenues and operating results are difficult to predict. In addition, due to the emerging nature of the market for e-commerce and online promotional services and products, and other factors, our quarterly revenues and operating results may fluctuate from quarter to quarter. It is likely that our operating results in some quarters will be below the expectations of securities analysts or investors. In this event, the market price of our common stock is likely to decline.

   A number of factors may cause fluctuations in our operating results, including, but not limited to, the following:

  . the growth rate of the market for e-commerce and online promotional services and products;

  . timing of recognition of revenues associated with our services agreements;

  . our ability to attract and retain members and maintain member satisfaction;

  . increases in member acquisition costs;

  . our ability to upgrade, develop and maintain our systems and infrastructure;

  . the amount and timing of operating costs and capital expenditures relating to the expansion of our business and infrastructure;

  . delays in developing and introducing new e-commerce and online promotional services and products for small businesses;

  . technical difficulties or system outages;

  . our ability to attract and retain qualified personnel with Internet industry expertise, particularly technical personnel;

  . the announcement, introduction and market acceptance of new or enhanced services and products by our competitors;

  . changes in accounting standards, including standards relating to revenue recognition and stock-based compensation;

  . the price and mix of services and products we offer;

  . changes in our pricing policies and those of our competitors;

  . failure to increase our international sales; and

  . governmental regulation surrounding the Internet, such as taxation on Internet-based transactions.

   Due to the foregoing and other factors, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance.

Our business model may not be successful and may not sustain revenue growth.

   Our model for conducting business and generating revenues may not be successful. Our business model depends upon our ability to generate revenue streams from multiple sources, including e-commerce and online promotional services. The demand for our services and products is largely undetermined at this time. If we fail to increase traffic to our Web site and the number of customers that purchase our services and products, our business will not grow as we expect. To generate revenues, we must drive traffic to our Web site and convert visitors into customers who will use our services and products. We do not know if our business model will succeed or be sustainable as our business grows. Furthermore, we will need to develop new offerings as customer preferences change and new competitors emerge.

   Additionally, we currently provide many of our services and products without charge, and may not be able to generate sufficient revenues to pay for these services and products. Consequently, our business model may not be successful and may not sustain revenue growth.

Our success will depend on sales of media services and the adoption of the SmartAge MarketPlace.

   To date, we have derived a significant portion of our revenues from the sale of banner advertisements, sponsorships and product listings to companies seeking to reach our small business members and their customers. We will not be able to maintain or increase our media services revenues in the future if our advertising customers move their advertising to competing Internet sites or to other media channels. We introduced our SmartAge MarketPlace in December 1999 and we expect that e-commerce revenues from the SmartAge MarketPlace will represent an increasing percentage of our overall revenues. If businesses do not adopt the SmartAge MarketPlace as a means to buy and sell services and products, our business will suffer and we may not be able to increase our revenues to meet the expectations of securities analysts and investors.

We rely on a small number of customers for substantial portions of our revenues.

   In 1999, 10 customers accounted for approximately 50% of our total revenues. AdAuction accounted for approximately 13% of our total revenues in 1999, and GoTo.com accounted for approximately 11% of our total revenues in 1999. Because a few customers are likely to continue to account for a significant portion of our revenues, our revenues could decline due to the loss or delay of a single customer purchase or the failure of an existing customer to maintain its relationship with us. We may not obtain additional customers. The failure to obtain additional customers, the loss or delay of customer orders and the failure of existing customers to maintain their relationships will harm our business and operating results.

The development of our brand is essential to our future success and requires significant expenditures.

   We believe that development of our brand is critical to our future success. The importance of brand recognition will increase as more companies engage in commerce over the Internet. Because the online commerce aspects of our business model have limited legal, technological and financial barriers to entry, if we are unable to establish a trusted brand name, our business will suffer.

   We currently intend to invest significant capital resources to develop our brand, including spending significant amounts of money on advertising and promotions. In addition, if our competitors significantly increase their marketing spending, we may be forced to increase our marketing spending in order to compete effectively. Our efforts to promote our brand may not be successful or we may not have adequate financial resources to continue to promote our brand.

We must compete successfully in the market for e-commerce and online promotional services and products.

   The market for e-commerce and online promotional services and products is new and rapidly evolving. Barriers to entry in this market are low, and established or new entities may enter this market at any time. We face competitive pressures from numerous actual and potential competitors, including Microsoft Corporation and Yahoo!, many of which may have:

  . longer operating histories;

  . greater brand recognition;

  . larger audiences;

  . larger technical, production and editorial staffs;

  . a more established Internet presence; and

  . significantly greater financial, technical and marketing resources than us.

   Although we do not compete against any one entity with respect to all aspects of our business, we do face competition from banner exchange and advertising networks, small business portals, Web site creation and content providers, e-commerce service providers and online providers of services and products for small businesses and application service providers. For instance, we compete with banner exchange networks that provide small businesses with free banner advertisements on their Web site in exchange for placing advertisements on other sites. We also compete with advertising networks, which provide targeted advertising technology and online outsourcing to Web sites, and small business portals, which provide Web site hosting services and products. We also compete with Web site creation and content providers of Web tools and e-commerce services to small businesses. We also face competition from other Internet companies focused on the small business market such as Onvia.com Inc. and DigitalWork.com Inc.

   In addition to the competition for members, we face competition in entering into advertising and sponsorship relationships. This competition may decrease the amount of revenues we receive from our media services. Also, our agreements with advertisers or sponsors do not have exclusivity provisions that would preclude them from entering into similar agreements with our competitors.

Our future success depends on the broad adoption and acceptance of our services and products.

   Our services and products are designed to enable small businesses to develop and enhance their Web sites and to buy and sell services and products online. Our future success depends on the continued growth of the Internet as a medium for transacting commerce and on our ability to achieve broad market acceptance and adoption of our services and products. To accomplish this, we must, among other things, offer competitive services and products that meet industry standards and address the needs of small businesses and develop relationships with high-traffic Web sites and third-party providers of e-commerce services. If we fail to achieve any of these objectives, our business and operating results will suffer.

Our operating expenses may increase as we build our business and if our revenues do not correspondingly increase our operating results and financial condition may be harmed.

   We have spent heavily on technology and infrastructure development. We expect to dedicate significant financial and other resources on developing our Web site, developing and introducing new services and products and expanding our sales and marketing organization and operating infrastructure. We expect that our operating expenses will continue to increase in absolute dollars and may increase as a percentage of revenues. If our revenues do not correspondingly increase, our business and operating results could suffer. We base our expense levels in part on our expectations regarding future revenue levels. If our revenues for a particular quarter are lower than we expect, we may be unable to proportionately reduce our operating expenses for that quarter.

We face risks associated with advertising and sponsorship arrangements.

   We enter into advertising and sponsorship arrangements with third parties to provide services on our Web site that involve a rate structure. These arrangements expose us to potentially significant financial risks, including the risk that we fail to deliver required minimum levels of user impressions and that third-party sponsors do not renew the agreements at the end of their terms. Some of these arrangements also require us to integrate advertisers' or sponsors' content with our services, which requires the dedication of resources and significant programming and design efforts to accomplish. We may be unable to attract additional advertisers or sponsors or we may be unable to renew existing advertising arrangements when they expire. In addition, we from time to time have granted exclusivity provisions to some of our sponsors and may in the future grant additional exclusivity provisions.

If our system security is breached, our business and reputation could suffer.

   A fundamental requirement for online communications and transactions is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in our security and any breach could harm our business and our reputation. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to spend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach.

Problems with accessing our Web site will harm our business.

   Our success depends in part on our ability to provide uninterrupted access to our e-commerce and online promotional services and products through our Web site. Any system failure or coordinated effort by third parties to overload our systems that causes an interruption in the service of our Web site or a decrease in its responsiveness could result in reduced user traffic and reduced revenues. Further, prolonged or ongoing performance problems on our Web site could damage our reputation and result in the permanent loss of customers to our competitors' Web sites. We have occasionally experienced system interruptions that have made our Web site unavailable, slowed its response time or prevented us from efficiently providing services to our members. We believe these interruptions may continue to occur from time to time. Our business and reputation will suffer if we experience frequent problems that result in the inability to access our Web site.

We may face liability associated with our management of sensitive member information.

   We manage sensitive member information, and we may be subject to claims associated with invasion of privacy or inappropriate disclosure, use or loss of this information. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results.

The integration of our services and products with other vendors' services and products could cause us to incur significant costs, divert attention from our development efforts and cause customer relations problems.

   Our customers may use our services and products together with services and products from other companies. For example, we offer Web site design tools from third parties as part of our e-commerce service offerings. As a result, a problem may not be discovered until our products or services are integrated for use. In addition, when a problem occurs, it may be difficult to identify the source of the problem. Even when these problems are not caused by our products or services, they may cause us to incur significant warranty costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems.

If we fail to successfully extend and establish strategic relationships to help us expand market acceptance of our services and products, our business will suffer.

   To successfully extend our existing and establish new relationships, we must establish new relationships with original equipment manufacturers, or OEMs, as well as continue to advertise and create marketing alliances to promote the use of our e-commerce solutions and online promotional services and products. If we fail to maintain, establish or successfully implement these relationships, our e-commerce and online promotional services and products will suffer and our business and operating results will be harmed.

Our failure to expand and maintain third-party distribution channels may impede our revenue growth.

   To increase our revenues, we must increase the number of our marketing and distribution providers, including OEMs and resellers for our services and products. For example, we rely on OEMs and third-party service providers for co-branded marketing and member acquisition. Our existing or future marketing and distribution providers may choose to devote greater resources to marketing and supporting the services and products of competitors, which could harm us. In addition, our OEMs may not continue to co-market our services and products. If we do not maintain and build these distribution relationships, our business and financial condition may suffer.

We may need to license third-party technologies and may be unable to do so.

   We intend to continue to license technologies from third parties, including our Web server technology. Licensed technologies are integrated into our services and products and are used to perform key functions. To the extent we need to continue to license third-party technologies, we may be unable to do so on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. Third-party licenses may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology, our inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. Our inability to obtain any of these licenses could delay service and product development until equivalent technology can be identified, licensed and integrated. This in turn would harm our business and operating results.

Failure to successfully develop and introduce new services and products would harm our business.

   Our future success depends in large part on our ability to develop new or enhanced e-commerce and online promotional services and products in a timely manner and to provide new services and products that achieve rapid and broad market acceptance. We may fail to identify new product and service opportunities successfully or develop and timely bring new services and products to market. We may also experience delays in completing development of enhancements to, and new versions of, our services and products. We may be unable to develop or acquire marketable services and products in a timely manner. In addition, product or service innovations may not achieve the market penetration or price stability necessary for profitability.

   As the Internet continues to evolve, we plan to leverage our technology by developing complementary services and products as additional sources of revenues. Accordingly, we may change our business model to take advantage of new business opportunities, including business areas in which we do not have extensive experience. If we fail to develop these or other businesses successfully, our business would be harmed.

We may engage in future acquisitions or investments that could dilute our existing stockholders, cause us to incur significant expenses or harm our business.

   We may review acquisition or investment prospects that may include acquiring complementary businesses, technologies, content or products. Integrating any newly acquired businesses, technologies or products, may be expensive and time-consuming. To finance any acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may dilute our stockholders. We may be unable to complete any acquisitions or investments on commercially reasonable terms, if at all. Even if completed, we may be unable to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our operating results could suffer. Future acquisitions by us could also result in large and immediate write-offs, incurrence of debt and contingent liabilities or amortization of expenses related to goodwill and other intangibles, any of which could harm our operating results.

If we fail to expand our sales and marketing organization, we may be unable to expand our brand recognition and our business.

   If we do not successfully expand our sales and marketing organization, we may not expand our business fast enough to meet the expectations of securities analysts and investors and our stock price could decline. With our relatively brief operating history and our plans for expansion, we have considerable need to recruit, train and retain qualified sales and marketing staff. Any delays or difficulties we encounter in these staffing efforts could impair our ability to attract new customers and to enhance our relationships with existing customers. This in turn would adversely impact the timing of revenues. Because the majority of our sales and marketing personnel have recently joined us and have limited experience working together, our sales and marketing organization may not be able to compete successfully against bigger and more experienced organizations of our competitors.

Our recent growth has placed a strain on our resources and if we fail to manage our future growth, our business could suffer.

   We are currently experiencing a period of rapid expansion in our personnel, facilities, infrastructure and Web site traffic. For example, substantially all of our employees were hired in 1999, and we expect that our hiring rate will continue at a rapid pace. If we cannot integrate these employees into our business, we will not be able to manage our growth effectively. In addition, several members of our management team, such as our Chief Financial Officer, joined SmartAge.com in the past few months. If our senior managers are unable to work effectively as a team, our business operations could be significantly disrupted. We expect further significant expansion will be required to address any future growth in our consumer base, the breadth of our product and service offerings and other opportunities. We currently plan to relocate our corporate headquarters in San Francisco, California in March 2000, and any disruption of our operations as a result of this relocation could harm our business. Our expansion has placed, and we expect that it will continue to place, a significant strain on our management, operational and financial resources. Our failure to manage growth could disrupt our operations, delay execution of our business plan and consequently harm our business.

We must recruit and retain our key employees to expand our business.

   Our success will depend on the skills, experience and performance of our senior management, engineering, sales, marketing and other key personnel, many of whom have worked together for only a short period of time.

The loss of the services of any of our senior management or other key personnel, including our Chief Executive Officer, William Lohse, could harm our business. We do not have long-term employment agreements with many of our key employees, and we do not have life insurance policies on any of our key employees.

   Our future success will also depend on our ability to attract, train, retain and motivate other highly skilled engineering, technical, managerial, sales and marketing and customer support personnel. Competition for these personnel is intense, especially in the San Francisco Bay Area, and we have had difficulty hiring employees in the timeframe we desire. In particular, we may be unable to hire a sufficient number of qualified engineers and Web designers. Our inability to hire, integrate and retain qualified personnel in sufficient numbers could reduce the quality of our services and products. If we fail to retain and recruit necessary engineering, sales, marketing or other personnel, our business and our ability to develop new services and products and to provide acceptable levels of customer service could suffer. In addition, companies in the Internet industry whose employees accept positions with competitors frequently claim that competitors have engaged in unfair hiring practices. We could incur substantial costs in defending ourselves against any of these claims, regardless of the merits of these claims.

Failure to expand and upgrade our Web site infrastructure to meet customer requirements would harm our business.

   We will need to expand and upgrade our Web site infrastructure to support increases in the volume of traffic on our Web site. Accommodating this potential growth in Web site traffic and customer transactions will require us to continue to develop our technology infrastructure. To maintain the necessary technological platform in the future, we must continue to expand and stabilize the performance of our Web servers, improve our transaction processing system, optimize the performance of our network servers and ensure the stable performance of our entire network. The expansion and operation of our Web infrastructure will require substantial financial, operational and management resources. In addition, as we expand and upgrade our Web infrastructure, we may encounter software or equipment failures. We may be unable to expand and upgrade our Web infrastructure to meet additional demand or adapt to our customers' changing requirements in a timely manner or at all. As a result, interest in and demand for our services could decrease and our business and operating results would be harmed.

Unknown software defects could disrupt our services, which could harm our business and reputation.

   Our e-commerce and online promotional services and products depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct testing during the development of our services and products, we have at times been forced to delay commercial release of our services and products until problems were corrected and, in some cases, have provided enhancements to correct errors in our services and products. If we do detect any errors before we introduce a service or product, we might have to stop providing the service or selling the product for an extended period of time while we address the problem. We may not discover defects that affect our new or current services and products or enhancements until after they are deployed. It is possible that, despite testing by us, defects may occur. These defects could result in:

  . damage to our reputation;

  . lost sales;

  . delays in commercial release of our services or products;

  . product liability claims;

  . delays in or loss of market acceptance of our services or products;

  . service and product refunds; and

  . unexpected expenses and diversion of resources to remedy errors.

If we do not successfully address the risks inherent in the expansion of our international operations, our business could suffer.

   We intend to expand into international markets. If our revenues from international operations do not exceed the expense associated with establishing and maintaining our international operations, our business will suffer. We have limited experience in international operations and may not be able to compete effectively in international markets. Some risks we face in conducting business internationally include:

  . unexpected changes in regulatory requirements;

  . difficulties and costs of staffing and managing international operations;

  . differing technology standards;

  . difficulties in collecting accounts receivable and longer collection periods;

  . political and economic instability;

  . fluctuations in currency exchange rates;

  . imposition of currency exchange controls;

  . potentially adverse tax consequences; and

  . reduced protection for intellectual property rights in foreign countries.

Unplanned system interruptions and capacity constraints could harm our business and our reputation.

   Because our data warehousing, Web server and network facilities are all located in California, an earthquake or other natural disaster could affect all of our facilities simultaneously. An unexpected event such as a power or telecommunications failure, fire, flood or earthquake at our data warehousing facility or our Internet service provider's facilities could cause the loss of critical data and prevent us from offering our services and products. Business interruption insurance may not adequately compensate us for losses that may occur. In addition, we rely on third parties to securely store our archived data, house our Web server and network systems and connect us to the Internet. A failure by any of these third parties to provide these services satisfactorily would impair our ability to access archives and operate our Web site.

   Our Web servers and database servers are maintained at an Exodus Communications data center. Our operations depend on Exodus' ability to protect its and our systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and similar unexpected adverse events. Any disruption in the services provided by Exodus could severely disrupt our operations. Our backup systems may not be sufficient to prevent major interruptions to our operations, and we do not have a formal disaster recovery plan. We also may not have sufficient business interruption insurance to cover losses from major interruptions. Our members and visitors to our Web site depend on their own Internet service providers, online service providers and other Web site operators for access to our Web site. Each of these providers has experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

We may be unable to protect our intellectual property and proprietary rights, which could harm our business.

   Our success depends in part upon our ability to protect our intellectual property. We rely on a combination of copyright, trade secret, trademark and contractual protection to establish and protect our proprietary rights, and we enter into confidentiality agreements with those of our employees and consultants involved in product development. Despite our efforts to protect our proprietary rights through confidentiality and license agreements, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Our precautions may not prevent misappropriation or infringement of our intellectual property and do not prevent independent third-party development of competitive products.

We might have liability for the third-party services and products that we provide.

   Because we provide access to third-party services and products on our Web site, we might be sued for negligence, copyright or trademark infringement or other reasons. These types of claims have been brought, sometimes successfully, against providers of online services and products in the past. Others could also sue us for the content that is accessible from our Web site through links to other Web sites. These claims might include, among others, claims that by hosting, directly or indirectly, the Web sites of third parties, we are liable for copyright or trademark infringement or other wrongful actions by these third parties through these Web sites. Our insurance may not adequately protect us against these types of claims and, even if these claims do not result in liability, we could incur significant costs in investigating and defending against these claims.

We may face intellectual property infringement claims that could be costly to defend.

   Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. Although we have not received notice of any alleged infringement, our products may infringe issued patents that may relate to our products. In addition, because the contents of patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed that relate to our services and products. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis would harm our business.

We are engaged in legal proceedings with Internet Finance Corporation that could seriously harm our business.

   On June 9, 1999, Internet Finance Corporation filed a demand for arbitration with the American Arbitration Association in San Francisco, California against us for breach of contract, breach of express warranty, negligence, fraud in the inducement, unconscionable contract and intentional misrepresentation. Internet Finance Corporation is seeking compensatory damages of $2.4 million and punitive damages of at least $1.0 million and injunctive relief. On July 21, 1999 we filed an answer and counterclaim against Internet Finance Corporation. An arbitration hearing was completed on February 1, 2000, and both parties have filed post-arbitration briefs. The arbitration ruling is expected in early April. The outcome of this proceeding may not be favorable to us. An adverse determination in this proceeding could subject us to substantial damages and seriously harm our business.

If we do not adequately address Year 2000 issues, we may incur significant costs and our business could suffer.

   Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond 2000. As a result, the networks that incorporate our products and our own internal networks could fail, leading to disruptions in operations and business activities. Although we have not experienced any Year 2000 problems to date, we may face risks associated with residual Year 2000 issues, including those associated with newly installed or utilized computer programs.

                         Risks Relating to Our Industry

We may not be able to keep up with rapid technological change.

   The e-commerce and online promotional services and products markets are characterized by rapid technological change, frequent introductions of new or enhanced hardware and software products, evolving industry standards and changes in customer preferences and requirements. We may not be able to keep up with any of these or other rapid technological changes, and if we do not, our business will be harmed. These changes and the emergence of new industry standards and practices could render our existing Web site and operational infrastructure obsolete. The widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. To be successful, we must enhance our Web site responsiveness, functionality and features, acquire and license leading technologies, enhance our existing service and product offerings and respond to technological advances and emerging industry standards and practices in a timely and cost-effective manner.

Our success depends on development of the market for e-commerce and online promotional services and products.

   The market for e-commerce and online promotional services and products is new and rapidly evolving. As a result, demand and market acceptance for our services and products is highly uncertain. If this new market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our services and products do not achieve or sustain market acceptance, our business could be harmed.

   Our success will depend on growth in consumer acceptance of our Web site as a method for delivery of comprehensive e-commerce services over the Internet. Factors that might influence market acceptance of our services and products include the following, over which we have little or no control:

  . the availability of sufficient capacity on the Internet;

  . willingness of small businesses to rely on us as an aggregator of e-commerce services; and

  . the cost of time-based Internet access.

   Our success depends on the increasing use of the Internet by small businesses. If use of the Internet as a medium for small business communications and commerce does not continue to increase, demand for our services and products will be limited and our financial results will suffer.

If the development of infrastructure of the Internet does not keep pace with the growth of Internet usage, our business could suffer.

   Given the Internet-based nature of our business, without the continued development and maintenance of the Internet infrastructure, our plan to generate revenues by providing e-commerce and online promotional services and products may not succeed. This continued development of the Internet would include maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products, including high speed modems, for providing reliable Internet access and services. Because global commerce and advertising on the Internet are new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term. The success of our business will rely on the continued improvement of the Internet as a convenient means of consumer interaction and commerce.

   As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased users or capacity requirements may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic. The infrastructure and complementary services or products necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable commercial marketplace for the services or products that we offer.

Because our members must access services and products through our Web site, our business could suffer if efficient transmission of data over the Internet is interrupted.

   The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing the Internet and transmitting data over the Internet. Because we provide e-commerce and online promotional services and products, interruptions or delays in Internet transmissions will harm our customers' ability to use our services and products. Therefore, our market depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our products or increase our cost of doing business.

   The laws and regulations that govern our business change rapidly. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet and the manufacture of computer software and distribution. Although there are currently few laws and regulations directly applicable to the Internet and the use of the Internet as a commercial medium, a number of laws have been proposed involving the Internet. These proposed laws include laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of services and products. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and sales and use tax laws and regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. Any new laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business. For example, in 1998, Congress passed the Internet Freedom Act, which imposes a three-year moratorium on state and local taxes on Internet-based transactions. We cannot assure you that this moratorium will be extended. Failure to renew this moratorium would allow various states to impose taxes on e-commerce, which might harm our business.

                         Risks Relating to Our Offering

Our stock price may be volatile, and you may not be able to sell your shares at or above the offering price.

   Prior to this offering, our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. You may not be able to sell your shares at or above the offering price. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as the following:

  . actual or anticipated fluctuations in our operating results;

  . changes in or our failure to meet securities analysts' expectations;

  . announcements of technological innovations;

  . introduction of new services and products by us or our competitors;

  . developments with respect to intellectual property rights;

  . conditions and trends in the Internet and other technology industries;
    and

  . general market conditions.

Purchasers of our common stock will suffer immediate and substantial dilution.

   Purchasers of our common stock in this offering will experience immediate
dilution of $      in the pro forma net tangible book value per share of common
stock, based on an assumed initial public offering price of $      per share.
Purchasers will also experience additional dilution upon the exercise of outstanding stock options and warrants. The initial public offering price is expected to be substantially higher than the book value per share of our common stock. Some elements of our market value do not originate from measurable transactions. Therefore, there is not a corresponding rise in book, or historical accounting, value for our rise in market value, if any. Examples of these elements include the perceived value associated with our strategic relationships, perceived growth prospects of our market and our perceived competitive position within that market.

After this offering, our directors, executive officers and principal stockholders will continue to have substantial control over matters requiring stockholder approval and may not vote in the same manner as our other stockholders.

   Prior to this offering, our directors, executive officers and stockholders who currently own over 5% of our common stock collectively own approximately % of our outstanding common stock. After this offering, our directors, executive officers and stockholders who currently own over 5% of our common stock will collectively beneficially own approximately % of our outstanding common stock. These stockholders, if they vote together, will be able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of SmartAge.com.

Future sales of our common stock may depress our stock price.

   Sales of a substantial number of shares of common stock in the public market after this offering or after the expiration of lockup and holding periods could cause the market price of our common stock to decline. After this offering, we
will have approximately            shares of common stock outstanding. All the
shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering are subject to lock-up agreements that prohibit the sale of the shares for 180 days after the date of this prospectus, subject to release during the 180-day period pursuant to the terms of the lockup agreement. However, 25% of the shares of common stock subject to the restrictions described above (other than shares owned by our directors, officers or affiliates) will be released from these restrictions on the later to occur of the end of the 90-day period after the date of this prospectus or the second trading day following the first public release of our quarterly results, provided that the reported sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on such date. An additional 25% of the shares subject to the restrictions described above (other than shares owned by our directors, officers or affiliates) will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on the last trading day of the 135-day period after the date of this prospectus. Each person subject to the lock-up agreement described above has agreed to execute any transaction released from restriction in accordance with the terms in this paragraph only through Donaldson, Lufkin & Jenrette Securities Corporation or any of its affiliates acting as broker, unless otherwise agreed in writing by Donaldson, Lufkin & Jenrette Securities Corporation. Any or all of these shares may be released prior to expiration of the 180-day lockup period at the discretion of Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
Immediately after the 180-day lockup period,            shares that will be
outstanding after the offering will become available for sale. The remaining shares of our common stock will become available at various times thereafter upon the expiration of one-year holding periods.

We may need additional capital which may not be available and raising additional capital may dilute existing stockholders.

   We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 months. However, we may choose to, or be required to, raise additional funds due to unforeseen circumstances. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited.

If we do not use the proceeds in a manner that increases our operating results or market value, our business could suffer.

   We have no current specific plans for the net proceeds from this offering. As a result, our management will have significant flexibility in applying the net proceeds of this offering. The net proceeds could be applied in ways that do not increase our operating results or market share. We intend generally to use the net proceeds from this offering for working capital and general corporate purposes. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash used in or generated by our operations and the market response to the introduction of any new product and service offerings. Depending on future developments and circumstances, we may use some of the proceeds for uses other than those described above. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately.

Our certificate of incorporation, bylaws and Delaware corporate law contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our stockholders.

   Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of SmartAge.com. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

  . authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

  . prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

  . establish a classified board of directors requiring that not all members of the board be elected at one time;

  . prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  . limit the ability of stockholders to call special meetings of stockholders; and

  . establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in control of SmartAge.com.

We may become involved in securities class action litigation, which could divert management's attention and harm our business.

   The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business and operating results.

We do not anticipate paying dividends in the foreseeable future.

   We have never paid cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this prospectus contain forward-looking information. These statements are found in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. They include statements concerning:

  . our business strategy;

  . liquidity and capital expenditures;

  . our use of the proceeds of the offering;

  . future sources and nature of revenues;

  . future expenses and investments;

  . future profitability;

  . expansion of our services and products;

  . sales trends;

  . trends in Internet activity generally;

  . Year 2000 issues;

  . trends in government regulation; and

  . payment of dividends.

   You can identify these statements by forward-looking words such as "expect," "anticipate," "believe," "goal," "plan," "intend," "estimate," "predict," "potential," "continue," "may," "will" and "should" or similar words. You should be aware that these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in the section entitled "Risk Factors," that could cause the actual results to differ materially from those suggested by the forward-looking statements.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the shares of common stock we are selling, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, will be
approximately $      million based on an initial public offering price of
$      per share. If the underwriters exercise in full their over-allotment
option to purchase an additional            shares of common stock, the
aggregate net proceeds will be approximately $      million.

   The principal purposes of this offering are:

  . to obtain additional capital;

  . to create a public market for our common stock;

  . to increase our visibility and credibility; and

  . to facilitate future access to the public equity markets.

   We intend to use the net proceeds of this offering for working capital and other general corporate purposes. We have not yet determined the expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash used in or generated by our operations and the market response to the introduction of any new product and service offerings.

   In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to such transactions. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities until they are used.

                                DIVIDEND POLICY

   We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain our earnings, if any, for the development of our business.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis after giving effect to:

     -- the issuance of 110,993 shares of our Series C convertible preferred stock in February 2000;

     -- the exercise of outstanding warrants to purchase an aggregate of 3,878,781 shares of our Series C convertible preferred stock in March 2000; and

     -- the conversion of all outstanding shares of preferred stock into common stock and changes to our authorized capital stock upon completion of this offering.

  . on the same pro forma basis as adjusted to give effect to the sale of shares of common stock by us at an assumed initial public
    offering price of $           per share and after deducting the
    underwriting discounts and commissions and estimated offering expenses payable by us.

   This information should be read together with the financial statements and related notes included elsewhere in this prospectus.

                                                     December 31, 1999
                                                ------------------------------
                                                            Pro     Pro Forma
                                                 Actual    Forma   As Adjusted
                                                 (In thousands except share
                                                           data)
Notes payable ................................. $    736  $   736     $
                                                --------  -------     ----
Redeemable convertible Series B preferred
 stock: $0.0001 par value; 9,164 shares
 authorized, 6,503 shares issued and
 outstanding, actual; no shares issued and
 outstanding, pro forma and pro forma as
 adjusted......................................    7,428      --
                                                --------  -------     ----
Stockholders' equity:
Convertible Series A preferred stock: $0.0001
 par value; 3,840 shares authorized, 2,657
 shares issued and outstanding, actual; no
 shares issued and outstanding, pro forma and
 pro forma as adjusted.........................      --       --       --
Convertible Series C preferred stock: $0.0001
 par value; 14,000 shares authorized, 7,573
 shares issued and outstanding, actual; no
 shares issued and outstanding, pro forma and
 pro forma as adjusted.........................        1      --       --
Common stock: $0.0001 par value; 61,500 shares
 authorized, 16,882 shares issued and
 outstanding, actual; 37,605 shares issued and
 outstanding, pro forma;            shares
 authorized,            shares issued and
 outstanding, pro forma as adjusted............        2        4
Additional paid-in capital.....................   36,384   57,360
Deferred stock-based compensation..............   (6,705)  (6,705)
Accumulated deficit ...........................  (16,460) (16,460)
                                                --------  -------     ----
  Total stockholders' equity...................   13,222   34,200
                                                --------  -------     ----
  Total capitalization......................... $ 21,386  $34,936     $
                                                ========  =======     ====

                                    DILUTION

   The pro forma net tangible book value of our common stock on December 31,
1999 was $      million, or approximately $        per share. Pro forma net
tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding on a pro forma basis at that date, assuming the conversion of all outstanding shares of preferred stock into common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the issuance of 110,993 shares of Series C preferred stock in February 2000 and our sale of shares of common stock offered by this prospectus at an assumed initial public
offering price of $        per share and after deducting the estimated
underwriting discounts and offering expenses payable by us, our pro forma net
tangible book value would have been $   million, or approximately $        per
share. This represents an immediate increase in pro forma net tangible book
value of $        per share to the existing stockholders and an immediate
dilution in pro forma net tangible book value of $        per share to new
investors.

   Assumed initial public offering price per share..................      $
     Pro forma net tangible book value per share as of December 31,
      1999.......................................................... $
     Increase per share attributable to new investors...............
                                                                     ----
   Adjusted pro forma net tangible book value per share after the offering......................................................
                                                                          ----
   Dilution in pro forma net tangible book value per share to new
      investors.....................................................      $
                                                                          ====

   The following table sets forth as of December 31, 1999, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price and the average price per share paid by existing stockholders and by the new investors before deducting estimated underwriting discounts and offering expenses payable by us, assuming an initial
public offering price of $    per share.

                                              Shares         Total      Average
                                            Purchased    Consideration   Price
                                          -------------- --------------   Per
                                          Number Percent Amount Percent  Share
   Exiting stockholders..................             %   $          %    $
   New investors.........................
                                           ---     ---    ----    ---
     Total...............................             %   $          %    $
                                           ===     ===    ====    ===     ====

The foregoing table assumes no exercise of the underwriters' over-allotment option and excludes:

  . 4,254,452 shares issuable upon exercise of options outstanding at December 31, 1999;

  . up to 6,275,549 shares issuable upon exercise of warrants outstanding as of December 31, 1999;

  . 403,735 additional shares available for future issuance under our stock plans as of December 31, 1999; and

  . 605,620 shares issuable upon exercise of warrants granted after December
    31, 1999 in connection with the closing of our Series C preferred stock financing and 551,243 additional shares issuable due to the amendment and restatement of some of the warrants outstanding as of December 31, 1999.

To the extent the underwriters' over-allotment option is exercised or any of these warrants or options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The following selected statement of operations data for the period from inception through December 31, 1998 and the year ended December 31, 1999 and the selected balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data have been derived from financial statements that have been prepared in accordance with generally accepted accounting principles and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. See note 1 of the notes to our financial statements for an explanation of the determination of the number of shares used in computing basic and diluted net loss per share.

                                               Period from
                                            January 20, 1998
                                             (inception) to      Year Ended
                                            December 31, 1998 December 31, 1999
                                              (In thousands, except per share
                                                           data)
Statement of Operations Data:
Revenues:
 Media.....................................      $   239          $  2,237
 E-commerce................................           39               361
                                                 -------          --------
  Total revenues...........................          278             2,598
Cost of revenues...........................           57             1,540
                                                 -------          --------
Gross profit...............................          221             1,058
Operating expenses:
 Sales and marketing.......................          667             6,544
 Technology and development................          736             3,372
 General and administrative................        1,210             3,706
 Stock-based compensation..................          308             1,517
                                                 -------          --------
  Total operating expenses.................        2,921            15,139
                                                 -------          --------
Loss from operations.......................       (2,700)          (14,081)
Interest income, net.......................            8               314
                                                 -------          --------
  Net loss.................................      $(2,692)         $(13,767)
Accretion on redeemable convertible
 preferred stock...........................          --                417
                                                 -------          --------
  Net loss applicable to common
   stockholders............................      $(2,692)         $(14,184)
                                                 =======          ========
Basic and diluted net loss per share.......      $ (0.18)         $  (0.90)
                                                 =======          ========
Weighted-average shares used in computing
 basic and diluted net loss
 per share.................................       14,940            15,751
Pro forma basic and diluted net loss per
 share (unaudited).........................                       $  (0.57)
                                                                  ========
Weighted-average shares used in computing
 pro forma basic and diluted net loss per
 share (unaudited).........................                         24,793
                                                    As of December 31,
                                            -----------------------------------
                                                  1998              1999
                                                      (In thousands)
Balance Sheet Data:
Cash and cash equivalents..................      $   620          $ 19,892
Working capital............................          415            17,109
Total assets...............................        1,219            26,231
Note payable...............................          736               736
Redeemable convertible preferred stock.....          --              7,428
Total stockholders' equity.................           79            13,222

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read together with the financial statements and the related notes included elsewhere in this prospectus.

Overview

   We are a leading provider of business-to-small business e-commerce and online promotional services and products. Our solutions and services have attracted more than one million members and are specifically designed to enable them to quickly and easily create and promote their Web sites, attract customers and buy and sell services and products online. Through the SmartAge Knowledge Center and electronic newsletters, we provide small businesses with expert advice and information designed to help them evolve their businesses and compete more effectively. Our SmartAge MarketPlace allows our members to efficiently buy and sell goods and services with each other as well as with large businesses targeting the small business market segment.

   Our company was incorporated on January 20, 1998. On February 5, 1998, we purchased Thomsen Enscore Computer Solutions, Inc., which created our proprietary banner advertising exchange technology called SmartClicks. Since inception, our operating activities have consisted primarily of developing services and products, establishing relationships with third-party distribution providers and providing marketing opportunities for businesses targeting our small business members. Our small business membership has grown from over 107,000 small businesses at December 31, 1998, to over one million small businesses by December 31, 1999. We made significant investments in technology and development to enhance our current, and develop new, services and products. We have also made significant investments in marketing and sales to enhance our brand recognition and extend our customer reach.

   We began recognizing revenues in the first quarter of 1998. Revenues in 1998 were generated primarily from the sale of advertising and sponsorships to businesses targeting our small business members. Revenues in 1999 were generated from advertising and sponsorships as well as e-commerce solutions and online promotional services sold to our small business members. Advertising revenues are generated by delivering impressions on our Web site, on our members' Web sites and on third-party networks at an agreed upon rate per thousand impressions. An impression is the viewing of advertising or other promotional material on a Web site. Sponsorship revenues are generated by selling both advertising in our electronic newsletters and location-specific advertisements for a specified period of time such as banners, links, buttons and other images on our Web site. We contract directly with advertisers and sponsors and bear full credit risk. E-commerce revenues are generated from sales of online promotional and media buying services to our members and, to a lesser extent, the sale of Web site creation services and products. We recently introduced SmartAge MarketPlace and we intend to introduce additional e-commerce services and products in the future. We expect that, over time, revenues from current and new e-commerce services and products will comprise an increasing percentage of our overall revenues.

   Revenues from the sale of advertising are recognized in the period the services are delivered. Revenues from the sale of sponsorships are recognized either in the period services are delivered or ratably over the term of the agreement. Advertising and sponsorships are typically sold under purchase order agreements, which are usually short-term in nature and subject to cancellation. E-commerce revenues are recognized in the period our services are delivered or transactions occur. Any payments received in advance are recorded as deferred revenue until recognized. E-commerce revenues are recognized net of any amounts owed to third-party providers. While we enable our small business members to engage in barter transactions for which we receive a cash fee, we do not engage in barter transactions ourselves.

   Cost of revenues consist primarily of expenses related to co-location services, Internet telecommunications charges, depreciation expense for operating equipment and amounts paid to third-party advertising inventory providers.

   Our operating expenses include expenses associated with sales and marketing, technology and development and general and administrative activities. Sales and marketing expenses consist primarily of salaries and commissions for personnel, travel, advertising, direct marketing and public relations. Technology and development expenses consist primarily of salaries for personnel. In addition, costs related to the development of new services and products and enhancements to existing services and products are charged to technology and development as incurred. General and administrative expenses consists primarily of salaries for personnel, facility costs and professional services and fees.

   We have sustained losses on a quarterly and annual basis since inception. As of December 31, 1999, we had an accumulated deficit of $16.5 million. These losses resulted from significant costs incurred in developing our Web site and technology and building our small business membership. We expect to significantly increase our operating expenses, particularly in technology and development and sales and marketing. As a result of these factors, we expect to incur significant losses on a quarterly and annual basis for the foreseeable future.

Recent Events

   On February 16, 2000, we issued and sold 110,993 shares of our Series C preferred stock for aggregate proceeds of $377,000. On March 3, 2000 we issued 3,878,781 shares of our Series C preferred stock upon the exercise of warrants for aggregate proceeds of $13.2 million.

Results of Operations

   References to our 1998 results of operations reflect the period from our inception on January 20, 1998 to December 31, 1998. In light of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our financial results between 1998 and 1999 are not indicative of our future growth or financial performance.

Period from January 20, 1998 (inception) through December 31, 1998 and the Year Ended December 31, 1999

   Revenues. Revenues increased 834% to $2.6 million in 1999 from $278,000 in 1998. This increase was primarily due to an increase in media revenues, which increased to $2.2 million in 1999 from $239,000 in 1998, and e-commerce revenues, which increased to $361,000 in 1999 from $39,000 in 1998.

   Cost of Revenues. Cost of revenues increased to $1.5 million, or 59% of revenues, in 1999, from $57,000, or 20% of revenues, in 1998. This increase was primarily due to growth in advertising and sponsorship revenues and associated amounts paid to third-party advertising inventory providers, increased expenses for co-location services, Internet telecommunication charges and increased depreciation expenses. We expect that cost of revenues will increase in absolute dollar amounts and decrease as a percentage of revenues as e-commerce revenues become a larger portion of our overall revenues.

   Sales and Marketing. Sales and marketing expenses increased to $6.5 million in 1999 from $667,000 in 1998. This increase was primarily due to the hiring of additional personnel and an increase in advertising and direct marketing activities. We also incurred significant expenses in connection with expanding our marketing and other strategic relationships. We expect to continue to substantially increase our advertising and direct marketing efforts and hire additional sales and marketing personnel. As a result, we expect sales and marketing expenses to increase in absolute dollar amounts.

   Technology and Development. Technology and development expenses increased to $3.4 million in 1999 from $736,000 in 1998. This increase was primarily due to increases in personnel and professional services. We expect to continue to make substantial investments in the enhancement and development of our technologies and services and anticipate that technology and development expense will increase in absolute dollar amounts.

   General and Administrative. General and administrative expenses increased to $3.7 million in 1999 from $1.2 million in 1998. This increase was primarily due to hiring additional personnel, leasing additional facilities and incurring increased professional services and fees. We expect general and administrative expenses to increase substantially in absolute dollar amounts as we incur additional costs related to the addition of personnel and infrastructure to support the anticipated growth of our business and our operations as a public company.

   Stock-Based Compensation. Stock-based compensation consists of non-cash deferred stock-based compensation expense, warrants issued in connection with strategic marketing agreements and other equity expenses. In connection with the grant of stock options to employees, we have recorded deferred stock-based compensation related to stock options granted below fair market value through December 31, 1999 of approximately $2.5 million. This amount represents the difference between the exercise price of these stock option grants and the deemed fair market value of the common stock at the time of grant. We expect to record additional deferred stock-based compensation in connection with options granted during the first quarter of 2000. We have recorded aggregate deferred stock-based compensation expense of $549,000 for options granted in 1999. The remaining $1.9 million of unearned stock-based compensation resulting from employee option grants is amortized on an accelerated basis over the vesting period of the options in accordance with FASB interpretation No. 28. We anticipate that the total charges we will recognize in future periods from amortization of deferred stock-based compensation expenses as of December 31, 1999, are $1.0 million in 2000, $546,000 in 2001, $277,000 in 2002 and $85,000
in 2003. We recognized stock-based compensation expense of $1.0 million in 1999 and $309,000 in 1998 for warrants issued in connection with strategic marketing agreements.

   Interest and Other Income (Expense), Net. Net interest and other income increased to $314,000 in 1999 from $8,000 in 1998. This increase was primarily due to an increase in cash and cash equivalent balances earning interest income.

Quarterly Results of Operations

   The following table sets forth unaudited quarterly statement of operations data for the four quarters ended December 31, 1999. This information has been derived from our unaudited financial statements, which, in management's opinion, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read together with the audited financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                 Three Months Ended
                                        --------------------------------------
                                        Mar. 31,  June 30,  Sept. 30, Dec. 31,
                                          1999      1999      1999      1999
                                                   (In thousands)
Revenues:
  Media................................ $   212   $   273    $   672  $ 1,080
  E-commerce...........................      32        49        106      174
                                        -------   -------    -------  -------
   Total revenues......................     244       322        778    1,254
  Cost of revenues.....................      54       211        585      690
                                        -------   -------    -------  -------
  Gross profit.........................     190       111        193      564

Operating Expenses:
  Sales and marketing..................     522       905      1,583    3,534
  Technology and development...........     380       557        930    1,505
  General and administrative...........     518       624        924    1,640
  Stock-based compensation.............     408       193        382      534
                                        -------   -------    -------  -------
   Total operating expenses............   1,828     2,279      3,819    7,213
                                        -------   -------    -------  -------
Loss from operations...................  (1,638)   (2,168)    (3,626)  (6,649)
Interest income (expense), net.........      (4)       45         15      258
                                        -------   -------    -------  -------
Net loss............................... $(1,642)  $(2,123)   $(3,611) $(6,391)
                                        =======   =======    =======  =======
Accretion on redeemable convertible
 preferred stock.......................     --        136        139      142
                                        -------   -------    -------  -------
Net loss applicable to common
 stockholders.......................... $(1,642)  $(2,259)   $(3,750) $(6,533)
                                        =======   =======    =======  =======

   Revenues. Revenues increased sequentially on a quarterly basis from $244,000 for the quarter ended March 31, 1999 to $1.3 million for the quarter ended December 31, 1999. Both media and e-commerce revenues in the third and fourth quarter of 1999 increased significantly as we expanded our sales personnel and marketing resources, particularly in advertising and promotion.

   Cost of Revenues. Cost of revenues increased each quarter primarily due to increases in co-location charges, expenses associated with third-party advertising inventory providers and increases in depreciation expense.

   Sales and Marketing. Sales and marketing expenses increased in the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999 due to hiring additional personnel and increased marketing programs related to expanding membership, increased distribution channels, and increasing member loyalty and activity. In particular, spending on advertising increased to $1.7 million in the quarter ended December 31, 1999 or 49% of total sales and marketing spending in the quarter.

   Technology and Development. Technology and development expenses increased in quarters ended September 30, 1999 and December 31, 1999 due to the hiring of personnel and professional services.

   General and Administrative. General and administrative expenses increased in the quarter ended December 31, 1999 due to hiring of personnel, leasing additional facilities and increased professional services and fees.

   Stock-Based Compensation. Stock-based compensation in the quarters ended March 31, 1999 and June 30, 1999 was primarily attributable to the stock-based compensation expense for warrants issued in connection with strategic marketing agreements. Stock-based compensation in quarters ended September 30, 1999 and December 31, 1999 was primarily due to stock-based compensation expense for stock options granted in 1999.

Liquidity and Capital Resources

   Since our inception in January 1998, we have financed our operations primarily through private placements of our preferred stock and a promissory note that was converted into 235,701 shares of common stock on February 16, 2000. As of December 31, 1999, we had $19.9 million in cash and cash equivalents. Net cash provided by financing activities was $32.8 million in 1999 and $3.2 million in 1998. In both cases, the cash was attributable to net proceeds from the issuance of preferred stock and redeemable convertible preferred stock.

   Net cash used in operating activities was $9.2 million in 1999 and $2.1 million in 1998. Cash used in operating activities was primarily the result of operating losses and increases in prepaid expenses and accounts receivable and were offset by increases in accounts payable and accrued liabilities.

   Net cash used in investing activities was $4.3 million in 1999 and $0.5 million in 1998. Cash used in investing activities was primarily related to the purchase of equipment of $2.4 million and restricted cash deposits of $1.9 million.

   As of December 31, 1999, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. Our actual capital requirements will depend on numerous factors, including market acceptance of our services, the resources we allocate to our technology and development, sales, marketing and customer support services and other factors.

   We believe that the net proceeds from the sale of common stock in this offering, together with our current cash balances, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, services, products and technologies, we may from time to time evaluate potential acquisitions of other businesses, services, products and technologies and may in the future require additional equity or debt financings to consummate any potential acquisitions. We may also need to raise additional funds in order to fund more rapid expansion, including significant increases in personnel and office facilities, to develop new or enhance existing services or products or respond to competitive pressures. In addition, in order to meet our long term liquidity needs, we may need to raise additional funds, establish a credit facility or seek other financing arrangements. Additional funding may not be available on favorable terms, if at all.

Qualitative and Quantitative Disclosures About Market Risk

   Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that we are not subject to any material market risk exposure.

Year 2000 Issues

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations for any company using such computer programs or hardware, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, the networks that incorporate our products and our own internal networks could fail, leading to disruptions in operations and business activities. Although we have not experienced any Year 2000 problems to date, we may face risks associated with residual Year 2000 issues, including those associated with newly installed or utilized computer programs.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133, as amended by SFAS No. 137, is effective for all fiscal quarters for fiscal years beginning after June 15, 2000 and is not anticipated to have a significant impact on our operating results or financial condition when adopted.

   In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101. The SAB summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101, and any resulting change in accounting principle that a registrant would have to report, is effective no later than the Company's fiscal quarter ending October 31, 2000. The Company does not expect the application of SAB No. 101 to have a material effect its financial position or results of operations, nor does the Company expect to report a change in accounting principle resulting from its application.

                                    BUSINESS

Overview

   We are a leading provider of business-to-small business e-commerce solutions and online promotional services and products. We have attracted more than one million members to our small business community by providing services and products that are important to small businesses. By aggregating the highly fragmented small business market, we have created a cost-effective e-commerce and advertising channel through which both small and large businesses can target small businesses.

   Our small business solutions and services are specifically designed to enable our members to quickly and easily create and promote their Web sites, attract customers and buy and sell services and products online. Through our SmartAge Knowledge Center and electronic newsletters, we provide small businesses with expert advice and information designed to help them grow their businesses and compete more effectively. In addition, our proprietary SmartAge Corner Office solution provides our members with a single source from which they can monitor the success of their online promotional and marketing programs.

   The SmartAge MarketPlace is an online destination providing multiple channels through which our members, and large businesses targeting our members, can efficiently buy and sell goods and services. The SmartAge MarketPlace extends our members' customer reach and provides them with both traditional and alternative means, such as auction and barter, of transacting commerce.

Industry Background

 The Growth of Online Advertising and Business-to-Business E-Commerce

   Businesses are increasingly using the Internet for advertising because it offers global customer reach and cost efficiencies that are unavailable in traditional media. For example, the Internet enables businesses to target advertisements to desired audiences such as small businesses and capture valuable data related to the effectiveness of their advertisements. These unique characteristics combined with the growth in the number of businesses using the Internet has led to a significant increase in online advertising. Forrester Research projects that online advertising expenditures worldwide will increase ten-fold from $3.3 billion in 1999 to $33.1 billion in 2004.

   The adoption of the Internet as a platform for commerce has fundamentally changed the way businesses interact with other businesses. The Gartner Group expects the volume of nonfinancial goods and services sold through business-to-business e-commerce to grow from $145 billion in 1999 to $7.3 trillion worldwide in 2004. To capitalize on the unique opportunities presented by the Internet, businesses of all sizes are seeking to take advantage of the Internet to attract new customers, increase revenues, reduce costs and conduct commerce more efficiently.

 Online Opportunities for Small Businesses

   According to IDC, the number of small businesses, including home offices, is estimated to grow to 38.5 million by 2002. In addition, IDC expects that aggregate small business e-commerce revenues will increase from $3.4 billion in 1998 to approximately $72.8 billion in 2003. Small businesses have a significant economic impact on the United States economy. According to the Small Business Administration, small businesses in the United States:

  . employ 53% of the private workforce;

  . contribute 47% of all sales; and

  . represent 50% of the private gross domestic product.

   The Internet provides small businesses with the ability to reach new customers, retain and better serve existing customers, access new distribution channels and information, enhance operational efficiencies and generate new commerce opportunities. Small businesses can further benefit from timely customer feedback as well as shared experiences and expert advice from others in their online communities.

 Challenges Facing Small Businesses on the Internet

   Small businesses are increasingly accepting the Internet as critical to the success of their businesses, and are looking to use the Internet to:

  . attract, retain and serve customers;

  . advertise and promote their services and products; and

  . buy and sell goods and services easily and efficiently.

   However, most small businesses face significant challenges in trying to take full advantage of the unique commerce and cost savings opportunities presented by the Internet. Specifically, most small businesses do not currently have the:

  . technical expertise to establish an online presence;

  . time and resources to manage, maintain and enhance their Web sites;

  . tools to drive customer traffic to their Web sites;

  . knowledge to identify, evaluate and select appropriate third-party providers; or

  . information to analyze the effectiveness of their online investments.

 Challenges of Marketing to Small Businesses

   Many large businesses have dedicated organizations and product lines that address the needs of their small business customers. Historically, these businesses have used traditional media channels, such as television, radio and print, to advertise to small businesses. These channels have proven to be expensive and inefficient because of the fragmented nature of the small business market, the inability to specifically target the appropriate small business audience and the difficulty tracking the return on their marketing investment.

 Market Opportunity

   There exists an opportunity for a company to create a large and loyal online community of small businesses by providing them with the services and products they need to compete effectively. This community of small businesses would be a cost-effective channel for e-commerce providers and advertisers to access the otherwise highly fragmented small business market.

The SmartAge.com Business-to-Small Business Solution

   SmartAge.com has created an online community of over one million small business members by providing them with a comprehensive solution that enables them to quickly and easily create and promote their Web sites, attract customers and buy and sell services and products online, promote and sell services and products and increase operational efficiencies. Our community provides small and large businesses with a cost-effective channel to reach the small business market.

 Benefits to Small Businesses

   Our solution provides our small business community members with the following key benefits:

   Effective Marketing and Promotional Services. Small businesses can attract customers by marketing and promoting their Web sites using our online advertising services, including SmartClicks and SmartAge MediaBuyer. These services enable our members to access marketing and promotional channels previously unavailable to small businesses. In addition, these services assist our members in effectively targeting their desired audience.

   Easy to Use, Customizable Web Site Creation and Enhancement Tools. With SmartAge.com, small businesses can use online Web site creation tools to quickly and easily develop or enhance their Web sites. We offer access to Web site templates for a large number of specific industries. We also offer access to advanced Web site development tools that can be used by small businesses to customize the functionality and content of their Web sites.

   Efficient Monitoring, Analysis and Enhancement of Online Performance. Small businesses use our SmartAge Corner Office to analyze key data, such as traffic and click-through activity, regarding their marketing campaigns. With this information, businesses can quickly and easily implement changes to enhance the performance of their marketing campaigns. SmartAge Corner Office allows small businesses to access this information from a single source, enabling them to save time and quantify the return on their marketing investment.

   Efficient MarketPlace for Buying and Selling Goods and Services. The SmartAge MarketPlace is an online destination providing multiple channels through which our members, and large businesses targeting our members, can efficiently buy and sell goods and services. The SmartAge MarketPlace extends our members' reach and provides them with both traditional and alternative means, such as auction and barter, of transacting commerce. Our members can also aggregate their purchasing power to get better prices on core business services such as long distance telephone service, Web hosting, credit card processing and payroll.

 Benefits to E-Commerce Providers and Advertisers

   Our solution also provides e-commerce providers and advertisers with the following key benefits:

   Valuable E-Commerce and Marketing Channel. Our growing community of over one million members provides e-commerce providers and advertisers with a cost-effective marketing and e-commerce channel not available through traditional media. We enable businesses to reach our small business members and the SmartAge Affiliate Network through online promotions, advertising and sponsorship of content found on our Web site and in our electronic newsletters. We also enable businesses to access our small business members through our SmartAge MarketPlace.

   Targeted Marketing Opportunity. Our members provide us with their business profiles, including information relating to their industry, location, employees and level of e-commerce experience. This information allows us to assist e-commerce providers and advertisers by enabling them to target specific market segments within our community. In addition, we develop content based on our community members' interests, which leads to sponsorship opportunities for businesses seeking to reach our members interested in this content.

The SmartAge.com Business-to-Small Business Strategy

   Our objective is to be the leading online marketplace for business-to-small business commerce. The following are our key strategies:

 Expand Membership and Distribution Channels

   We currently have more than one million registered members. We intend to substantially increase our membership by increasing our marketing efforts and by providing services and products which help small businesses address the core challenges they face online. We intend to attract small businesses through multiple marketing channels, including targeted online advertising, direct marketing and industry-related periodicals. As our membership continues to increase, we believe we will be able to expand our current distribution alliances and attract new alliances to provide our members greater customer reach and improved purchasing power. We also intend to facilitate word-of-mouth marketing through our Tell-a-Friend referral program.

 Increase Member Loyalty and Activity

   We believe that improving our members' ability to succeed online will increase member loyalty and activity and enable us to grow our e-commerce and media services revenues. We intend to increase our members' ability to succeed by continuing to provide them with innovative e-commerce marketing and promotion services. We will also plan to increase member loyalty and activity by facilitating the exchange of knowledge and experience within our small business community through information services, such as discussion boards and community chat.

 Increase E-Commerce Transactions

   We intend to continue to expand our SmartAge MarketPlace to deliver additional buying, selling and exchange opportunities for our members and the businesses targeting our members. We also intend to provide additional aggregated purchasing opportunities for our small business members. We believe that by continuing to increase the number of sales and procurement channels in our SmartAge MarketPlace, we can attract more businesses and increase the volume of e-commerce transactions. We also believe that by providing small and large businesses with a single destination for all of their sales and procurement needs, our SmartAge MarketPlace can become the premier e-commerce channel to reach small businesses.

 Extend Brand Leadership

   We have established a leading brand for online business-to-small business commerce. We intend to continue to extend our brand recognition through a variety of marketing and promotional programs. We also plan to invest in public relations campaigns and traditional advertising campaigns, such as print and radio, as well as online advertising and direct marketing. In addition, we intend to strengthen the SmartAge.com brand by distributing our services and products under the SmartAge.com name and, in some instances, to co-brand our services and products with recognized Internet and business leaders. We believe these initiatives will enhance our reputation as a reliable, quality provider of essential solutions for small businesses.

 Continue to Develop Innovative Technologies

   We intend to continue to enhance and develop proprietary technologies to provide valuable e-commerce solutions and online promotional services and products to our small business members. We also intend to enhance and develop technologies to increase the scalability and reliability of our services and products. In addition, we plan to expand our existing, and establish new, relationships with third-party technology providers.

 Expand International Presence

   We intend to become the world's leading online marketplace for business-to-small business commerce by extending our international presence, increasing our international marketing activities and establishing and developing international strategic relationships and joint ventures. As of February 29, 2000, we had over 175,000 international registered members. In addition, we recently announced our intention to establish our first joint venture with SOFTBANK Commerce Corp. in Japan during the first quarter of 2000.

 SmartAge.com Services and Products

   The following table summarizes our e-commerce and online promotional services and products:


  Category                       Services and Products

  Create and Enhance a Web site  .SmartAge Site
                                 .SmartAge Domain Registration Service
                                 .SmartAge SiteWatch
                                 .SmartAge ProStats
                                 .SmartAge Enhance Services
                                 .GIF Wizard
------------------------------------------------------------------------------------
  Promote Your Business          .SmartClicks
                                 .SmartAge Media Buyer
                                 .SmartAge Banner Studio and SmartAge Banner Creator
                                 .SmartAge Submit
                                 .SmartAge SiteRank
                                 .SmartAge Business Success Packs
------------------------------------------------------------------------------------
  Sell Online                    .SmartAge Store
                                 .SmartAge Advanced StoreBuilder
                                 .SmartAge Affiliate Network
------------------------------------------------------------------------------------
  SmartAge MarketPlace           .SmartAge Auctions
                                 .SmartAge Unique Requests
                                 .SmartAge Internet Barter
                                 .SmartAge Group Demands
------------------------------------------------------------------------------------
  SmartAge Corner Office         .Monitor Results
                                 .Modify Settings
                                 .Explore Available Services
                                 .Adjust Member/Account Information
------------------------------------------------------------------------------------
  SmartAge Knowledge Center      .Articles and How-To
                                 .Self-Help Tools
                                 .Expert Advice
                                 .SmartAge Forums
                                 .Weekly newsletters
                                 .Industry-specific news
------------------------------------------------------------------------------------

   In addition, we provide media services to large businesses targeting the small business market. Media services include advertising and sponsorship placements on our Web site, in our newsletters and on the Web sites of our small business members.

 Create and Enhance a Web site

   SmartAge.com offers a suite of easy-to-use online services to help small and growing businesses quickly build an online presence. To encourage repeat visits, we also provide services to help small businesses enhance their Web sites by adding new functionality and optimizing performance. In addition, our members can access customized online statistical reports regarding the efficiency and performance of our services.

   These services include:

  . SmartAge Site: to build a Web site using industry-specific templates with integrated SmartClicks technology.

  . SmartAge Domain Registration Service: to register domain names or check if a domain name is available.

  . SmartAge SiteWatch: to monitor a member's server response time and alert the member if the member's Web site is down.

  . SmartAge ProStats: to track traffic statistics, such as customer activity, on a member's Web site.

  . SmartAge Enhance Services: to add fresh content such as news, weather and stock quotes, search functions and free e-mail services to a member's Web site.

  . GIF Wizard: to compress banner ads and Web pages to increase the speed and efficiency of displaying banner advertisements and Web pages.

 Promote Your Business

   SmartAge.com offers online services designed to enable small businesses to promote their business in order to attract customers in a cost-effective manner.

   These services include:

  . SmartClicks: a sophisticated banner exchange advertising service that includes SmartTargeting, a proprietary, automated system. SmartTargeting analyzes the response rate for a particular advertisement and then targets more advertising toward those audiences.

  . SmartAge Media Buyer: a service that enables our members to buy advertising on popular Web sites or networks, such as Excite, Shockwave.com, the SmartAge member network or Talk City, in quantities that are attractive to small businesses. SmartAge Media Buyer also provides the same advanced delivery options leading advertisers use, such as search engine keywords, category and demographic targeting as well as SmartTargeting in the SmartAge member network.

  . SmartAge Banner Studio and SmartAge Banner Creator: services that enable our members to easily create high-quality advertising banners online or through downloadable software.

  . SmartAge Submit: a service that enables small businesses to submit their URL to leading search engines.

  . SmartAge SiteRank: a service that enables small businesses to track their URL ranking.

  . SmartAge Business Success Packs: a one-stop-shop advertising service sold on a subscription basis that combines our advertising services, SmartAge SiteWatch and SmartAge Submit.

 Sell Online

   Our suite of e-commerce services allows small businesses to cost-effectively establish an online e-commerce presence.

   These services include:

  . SmartAge Store: to build a Web store using industry-specific templates with integrated SmartClicks technology.

  . SmartAge Advanced StoreBuilder: to create a Web store with online credit card processing, add e-commerce functionality to an existing Web site and apply for the ability to accept credit card payments online for an Internet merchant account.

  . SmartAge Affiliate Network: to join the affiliate programs of leading Web merchants, such as Priceline.com and Stamps.com, and earn commissions and advertising credits.

 SmartAge MarketPlace

   SmartAge MarketPlace is a central location on our Web site that brings together our small business members and third-party providers of e-commerce services. Our SmartAge MarketPlace allows small businesses to increase visibility and attract new customers by offering and procuring goods and services through multiple channels. In addition, non-members can also access the SmartAge MarketPlace and become a registered member to buy and sell goods and services.

   SmartAge MarketPlace includes:

  . SmartAge Auctions: an auction service that allows our small business members to buy and sell services and products.

  . SmartAge Unique Requests: an anonymous e-mail shopping service that allows buyers to request specific information on a wide range of goods and services and provides sellers with an additional channel for selling their goods and services.

  . SmartAge Internet Barter: a service that enables businesses to barter goods and services and allows members to engage in transactions beyond traditional one-to-one barter.

  . SmartAge Group Demands: a service that helps businesses aggregate their purchasing power to obtain better prices on core business services such as long distance telephone service, Web hosting, credit card processing and payroll. SmartAge Group Demands enables businesses to purchase these core services in volume through alliances with other companies that want the same products and by collectively building demand through the pooling of merchants.

 SmartAge Corner Office

   SmartAge Corner Office integrates the information needed by our small business members to manage their online presence. This information includes traffic, click-through activity, customer account information and Web site performance. In a password-protected environment, the SmartAge Corner Office allows small businesses to access this information from a single source, enabling them to save time and quantify the return on their marketing investment. With this information, businesses can quickly and easily implement changes to enhance the performance of their marketing campaigns. Member information is continuously updated and can be frequently accessed to provide the key information necessary for our members to efficiently manage their online businesses.

 SmartAge Knowledge Center: Learn How to Evolve Your Business

   SmartAge Knowledge Center provides members and visitors a place to communicate with experts and other members and learn what they need to know to launch their Web site and succeed as a small business on the Internet.

   Major resources in this area include:

  . Articles and How-To;

  . Self-Help tools;

  . Expert Advice;

  . SmartAge Forums;

  . Weekly newsletters; and

  . Industry-specific news.

 Media Services

   We provide media services to large businesses targeting the small business market. Media services include advertising and sponsorship placements on our Web site, in our newsletters and on the Web sites of our small business members. Our sponsorship offerings are designed to provide targeted exposure opportunities to name brand marketers.

Customers

   Our customers include large businesses seeking to advertise to our small business members as well as our members who purchase e-commerce and advertising services from us. The table below represents our top customers as measured by revenues in 1999:

     AdAuction                  eFax                                         Hewlett Packard
     Affinia                    Eyescream/Icom                               Mastercard
     Amazon.com                 GoTo.com                                     Tradal
     Beyond.com

   In addition, we have agreements with third party service providers, such as auction.com, beFree, Business Web, Excite@Home, NetObjects, Respond.com, Shockwave and Talk City, that sell their services and products to our members through the SmartAge.com Web site and from which we derive e-commerce revenues.

Strategic Relationships

   We have established, and plan to continue to establish, strategic relationships to enable us to increase our member base, distribute our services and products and expand our product and service offerings. Specifically, we have strategic relationships that enable us to do the following:

  . Acquire members--establish relationships with high traffic Web sites, such as Fast Company, Go.com, Infotonic, Looksmart,
    Lycos/Tripod/Angelfire, theglobe.com and Trellix, to expand our membership base;

  . Distribute our e-commerce services and products--establish relationships with companies, such as DoubleClick and Excite@Home, to distribute our e-commerce services and products under the Smartage.com brand name or in a co-branded manner;

  . Expand service and product offerings--establish relationships with third-party providers, such as auction.com, Demandline, NetNation, Netobjects, Netopia, Prospero, Searchbutton.com and iVendor, to acquire services and products for resale to our members.

   We have also entered into value-added reseller relationships with companies, such as AT&T and Bank of America. Under these agreements, we will deliver our services and products to the small business customers of these companies on a co-branded basis.

Sales, Marketing and Customer Service

   We sell our SmartAge.com services and products through a number of channels including direct sales, online sales, telesales and customer service. Our direct sales force focuses on larger companies seeking to reach our small business member base. Our online sales include sales of our services to our small business members through our Web site and partner programs. Our inside telesales team works directly with small businesses referred to us through our partner relationships, such as Excite@Home. We maintain direct sales, telesales and customer service offices in Boston, Charlotte, Chicago, New York and San Francisco.

   Our marketing programs are designed to increase our brand recognition as the leading online marketplace for business-to-small business commerce and encourage the use of our e-commerce services by small businesses. Through ongoing interaction with our customers and members, we continue to develop the services and products we offer to address major problems that most small businesses encounter. Through our member advisory board, focus groups and customer service interactions, we are able to respond quickly to the changing market needs of our members and customers.

   We also engage in marketing and communications activities which support our sales efforts and promote the SmartAge.com brand to our members through direct marketing programs, print advertising, online advertising, radio, public relations activities and our Web site. As of February 29, 2000, we had over 30 marketing relationships with third-party service providers.

   We believe customer service is critical to maintaining membership loyalty. Our customer services include:

  . Online statistical reporting--Enabling members to access customized online statistical reports that detail the efficiency and performance of services; and

  . Advertising quality control--Reviewing banners and Web sites that link to banners before they are displayed on our members' Web sites.

   We have also established a Customer Service Quality Assurance program to ensure that customer-service personnel are trained to respond to member inquiries in a clear, accurate and professional manner. We also actively solicit member feedback on existing and potential services.

   As of February 25, 2000, we had 96 employees in sales, marketing and customer service.

Technology and Development

   We devote a substantial portion of our resources developing new e-commerce services and products, enhancing our current services and products, strengthening our technological expertise and continuing to develop our Web site. Our technology and development expenses were approximately $736,000 in 1998 and $3.4 million in 1999. We intend to continue to devote significant resources to technology and development for the foreseeable future.

Technology

   For our e-commerce services, we developed a flexible, scalable framework that enables rapid integration of additional services, whether they are purchased, acquired through third-party providers or developed in-house. We have also constructed a data warehouse that enables member inquiries using SmartAge Corner Office. We developed a high performance, scalable ad server, SmartClicks, and a sophisticated set of software algorithms, SmartTargeting, which deliver high banner click-through rates. In general, our systems are designed for redundancy, scalability and reliability.

   Our technology portfolio is divided into four major categories:

 Systems Development

   Our software that runs our SmartClicks, and ProStats services was developed using fast, reliable code similar to operating systems, Web servers or database management codes. We recently extended the functionality of the SmartClicks technology through modifications that support additional services and products other than advertisements. We believe this platform will continue to provide a strong base for our e-commerce services and products.

 Application Development

   We design member applications to be easy-to-use, fast, scalable and reliable. For example, the underlying technology of the SmartAge Corner Office and the software for our services such as SmartAge SiteWatch, SmartAge Submit, SmartAge ProStats and SmartAge Media Buyer have graphical user interfaces which allow our members to interact easily with our applications.

 Data Warehousing Development

   The data warehouse is focused on the representation, reduction, storage and analysis of all operational data generated by both the systems and applications described above.

 Data Warehousing

               [DIAGRAM OF DATA WAREHOUSING SYSTEM APPEARS HERE]
   Our data warehousing is accomplished by populating a database system with transactional data, including the production databases, Web logs, registration forms and member survey information. These statistics are made available to our members through the SmartAge Corner Office utilizing ProStats.

 Operation Center

   Our systems, which include Internet servers, database servers, load-balancing hardware, switches and routers, are housed at Exodus Communications' Santa Clara, California facility. Exodus Communications is an independent provider of Internet hosting services. Exodus provides continuous physical security, redundant power supply with generator backup, cooling systems and connectivity to the Internet. Our systems are designed to be scalable, to support heavy user traffic and to provide a secure e-commerce environment. We maintain multiple Internet servers and use third-party load-balancing hardware. Additional Internet servers can be added to our system to handle increased transaction volume.

   Our systems are designed to be redundant so that no single point of failure will disrupt our system. The systems are comprised of computers running the Linux operating system for our systems' software and Oracle databases running on Sun Microsystems hardware for our application and data warehousing portfolio. We have developed monitoring systems to provide continuous notification and coverage of our technology platform.

Competition

   We believe that several competitors may enter into the market for e-commerce and online promotional services and products in the near future. Although we currently do not compete against any one entity with respect to all aspects of our business, we face competition with respect to some individual service and product offerings. Our actual and potential competitors include banner exchange networks, advertising networks, small business portals and application service providers. We also compete with Web site creation and content providers of Web tools and e-commerce services to small businesses and other Internet companies focused on the small business market.

   Many of our current and potential competitors have longer operating histories, greater brand recognition and market presence and greater financial, marketing and other resources than we do. As a result, these competitors may be able to respond more quickly to technological developments or changes in customer requirements. Increased competition could reduce our market share.

   We believe the competitive factors in our market include:

  . brand recognition;

  . customer loyalty;

  . access to relevant and leading-edge services, information and technology;

  . scalability and reliability;

  . Web site performance; and

  . quality of customer service.

   We believe that we compete favorably with respect to each of these factors. However, due to the rapidly evolving nature of the small business e-commerce solutions and online promotional services and products market, we may not be able to compete successfully against current or future competitors, which in turn would harm our business and operating results.

Intellectual Property

   The status of United States patent protection in the Internet industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We currently have one patent application pending in the United States, and we may seek additional patents in the future. We do not know if our patent application or any future patent application will result in a patent being issued with the scope of the claims we seek, if at all, or whether any patents we have or may receive will be challenged or invalidated. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, and our competitors may independently develop technology similar to ours. We will continue to assess appropriate occasions for seeking patent and other intellectual property protections for those aspects of our technology that we believe constitute innovations providing significant competitive advantages. The pending and any future applications may or may not result in the issuance of valid patents.

   Our success depends in part upon our ability to protect our intellectual property. We rely on a combination of copyright, trade secret, trademark and contractual protection to establish and protect our proprietary rights, and we enter into confidentiality agreements with those of our employees and consultants involved in service and product development. We routinely require our employees, customers, and potential business partners to enter into confidentiality and nondisclosure agreements before we will disclose any sensitive aspects of our services or products, technologies or business plans. In addition, we require employees to agree to surrender to SmartAge.com any proprietary information, inventions or other intellectual property they generate or come to possess while employed by us. Despite our efforts to protect our proprietary rights through confidentiality and licensing agreements, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. These precautions may not prevent misappropriation or infringement of our intellectual property.

   Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. Although we have not received notice of any alleged infringement, our services and products may infringe issued patents that may relate to our services and products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our services and products. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Our failure or inability to develop non-infringing technologies or license the proprietary rights on a timely basis would harm our business.

Employees

   As of February 25, 2000, we had 165 full-time employees. None of our employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

Legal Proceedings

   On June 9, 1999, Internet Finance Corporation filed a demand for arbitration with the American Arbitration Association in San Francisco, California against us for breach of contract, breach of express warranty, negligence, fraud in the inducement, unconscionable contract and intentional misrepresentation. Internet Finance Corporation is seeking compensatory damages of $2.4 million and punitive damages of at least $1.0 million and injunctive relief. On July 21, 1999 we filed an answer and counterclaim against Internet Finance Corporation. An arbitration hearing was completed on February 1, 2000, and both parties have filed post-arbitration briefs. The arbitration ruling is expected in early April.

   We may be subject to other legal proceedings and claims in the ordinary course of business. We are not aware of any legal proceedings or claims that we believe could have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

Facilities

   Our corporate headquarters are located in San Francisco, California. We have entered into a lease for approximately 42,348 square feet that expires in February 2004. This location will become our new corporate headquarters in San Francisco. We have also leased a 9,550 square foot facility in Charlotte, North Carolina under a lease expiring in February 2005. We expect to occupy both of these facilities in March 2000. The leases for the facilities we currently occupy in both San Francisco and Charlotte, North Carolina expire in March 2000 with the exception of one lease that expires in May 2000. We will have no remaining obligations under these leases once they expire. We believe our facilities will be adequate through at least September 2000, at which time we may need to lease additional space.

                                   MANAGEMENT

Directors and Executive Officers

   Our directors, executive officers and key employees and their ages as of December 31, 1999 are as follows:

Name                        Age Position
William Lohse..............  48 President, Chief Executive Officer and Director
John T. Thomsen............  34 President of SmartClicks and Director
Allen M. Barr..............  46 Chief Financial Officer
Brian T. McGee.............  39 Vice President of Finance & Secretary
Carter J. Hostelley........  37 Vice President of International
James C. Freeman...........  41 Chief Technology Officer and
                                Vice President of Engineering
Johnathan P. Robinson......  46 Vice President of Sales
Christopher S. Dean........  35 Vice President of Corporate Development
Douglas E. Roseborough.....  41 Vice President of Marketing
William L. Burnham(1)(2)...  28 Director
John C. Colligan(1)(2).....  45 Director

---------------------
(1) Member of compensation committee.
(2) Member of audit committee.

   William Lohse has served as the President, Chief Executive Officer and as a director of SmartAge.com since founding the Company in January 1998. Prior to joining SmartAge.com, from October 1992 to December 1997, Mr. Lohse served as the founding president of ZD Expos, a technology conference and trade-show organization, which later became SOFTBANK Forums. From October 1985 to January 1990, Mr. Lohse served as the publisher of PC Magazine, the founding publisher of PC Computing, a personal computing publication, and president of Ziff Davis Publishing. Mr. Lohse holds a B.A. in Philosophy with honors and distinction from California State University, Sonoma.

   John T. Thomsen has served as the President of our SmartClicks banner exchange advertising network and as a director of SmartAge.com since February 1998. Prior to joining SmartAge.com, Mr. Thomsen was the president of Thomas Enscore Computer Solutions, Inc., from March 1997 until its acquisition by SmartAge.com in February 1998. From August 1991 to March 1997, Mr. Thomsen served as the lead software engineer at Progressive Software, a software company. Mr. Thomsen holds a B.S. in Computer Science from the University of North Carolina at Charlotte.

   Allen M. Barr has served as Chief Financial Officer of SmartAge.com since February 2000. Prior to joining Smartage.com, Mr. Barr served as the vice president of finance of New Era of Networks, Inc., an e-business integration software company, from September 1998 to February 2000, where he was responsible for domestic mergers and acquisitions and subsequently the financial management of the ERP/Commercial unit. Mr. Barr served as chief financial officer, vice president of finance of Century Analysis, Inc., an enterprise integration company, from August 1996 to September 1998, when Century Analysis, Inc. was acquired by New Era of Networks, Inc. From April 1994 to August 1996, Mr. Barr served as chief financial officer, vice president finance of Sanctuary Woods Multimedia Corp., a software company. Prior to that time, Mr. Barr served in operating management and corporate roles for 14 years at Time Warner Inc. Mr. Barr holds an M.B.A. with a concentration in finance from Harvard University and a B.S. in Communication Studies from Northwestern University.

   Brian T. McGee has served as Vice President of Finance of SmartAge.com since August 1999. Prior to joining SmartAge.com, Mr. McGee served as the chief financial officer and vice president of finance for Academic Systems Corporation, a provider of interactive mathematics and English software for the college market, from November 1998 to September 1999. From August 1997 to October 1998, Mr. McGee served as controller for Elo TouchSystems, a wholly owned subsidiary of Raychem Corporation which was recently acquired by Tyco International. From June 1993 to July 1997, Mr. McGee held several controller positions in a number of Raychem Corporation's business units. Mr. McGee holds a B.S. in Business-Finance from the California Polytechnic State University, San Luis Obispo and a Certificate in Management Accounting.

   Carter J. Hostelley has served as the Vice President of International of SmartAge.com since September 1999. From October 1998 to September 1999, Mr. Hostelley served as our Vice President of Finance and before that as our Director of Finance from April 1998 to October 1998. Prior to joining SmartAge.com, Mr. Hostelley served as the director of finance and development for the Internet division of Ziff-Davis Events, a SOFTBANK company, from April 1996 to April 1998. From July 1994 to March 1996, Mr. Hostelley served as vice president of Demographic Marketing, Inc., a start-up gift catalog. Mr. Hostelley holds an M.B.A. from Cornell University, an MBA from Catholic University of Leuven, Belgium and a B.B.A. in Finance from the University of Hawaii.

   James C. Freeman has served as the Chief Technology and Vice President of Engineering of SmartAge.com since April 1999. Prior to joining SmartAge.com, Mr. Freeman served as director of engineering for IBM from August 1998 to April 1999. From January 1998 to August 1998, Mr. Freeman served as president at PaxInternet, an application service provider for the medical industry. From January 1997 to January 1998, Mr. Freeman served as vice president of customer services at Verity Inc., a software company. From August 1996 to January 1997, Mr. Freeman served as senior vice president of engineering at Worlds, Inc, an Internet software and services company. From January 1995 to August 1996, Mr. Freeman served as director of marketing at Fujitsu Ltd., a computer company. Mr. Freeman holds an M.S. in Computer Engineering from Syracuse University and a B.S. in Economics and Computer Science from Indiana University of Pennsylvania.

   Johnathan P. Robinson has served as Vice President of Sales of SmartAge.com since May 1998. Prior to joining SmartAge.com, Mr. Robinson served as vice president of sales and sponsorship development of NetChannel, a provider of Internet services over television, from March 1997 to April 1998. From May 1995 to January 1997, Mr. Robinson served as a founding partner of RealTime Partners, an Internet-based advertising representative firm that subsequently merged with Petry Interactive, which merged with 24/7 Media in January 1996. From January 1994 to May 1995, Mr. Robinson served as director of marketing for US West Inc.'s marketing resources group and then as director of national sales for Interactive Video Enterprises, an interactive merchandising and marketing company and a subsidiary of US West Inc., now known as MediaOne Group, Inc. Mr. Robinson holds a B.S. in Radio-TV-Film from Northwestern University.

   Christopher S. Dean has served as Vice President of Corporate Development of SmartAge.com since October 1999 and as Vice President of Business Development, of SmartAge.com from October 1998 to October 1999. Prior to joining SmartAge.com, Mr. Dean served as a principal at Internet & New Media Consulting, an Internet and enterprise software, marketing and business development consulting firm and as the chief executive officer of Advanced Compensation Solutions, an Internet-based customized compensation analysis service, from April 1997 to October 1998. From August 1995 to March 1997, Mr. Dean held several positions at Worlds, Inc., an Internet software and services company, and most recently served as vice president of marketing. From August 1993 to August 1995, Mr. Dean served as a senior consultant at Regis McKenna, a high technology management consulting firm. Mr. Dean holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a B.A. in Economics from Vassar College.

   Douglas E. Roseborough has served as Vice President of Marketing of SmartAge.com since June 1999. Prior to joining SmartAge.com, Mr. Roseborough served as vice president of worldwide marketing of BackWeb Technologies, a software company, from April 1998 to May 1999. From October 1987 to March 1998, Mr. Roseborough held several sales, marketing and operations positions at Oracle Corporation, a software company, and most recently served as vice president of Americas marketing and operations. Mr. Roseborough holds an Honors Bachelor of Commerce degree in Marketing and Finance from the University of Windsor and a B.A. in Science and Economics from the University of Toronto.

   William L. Burnham has served as a director of SmartAge since October 1999. Since August 1999, Mr. Burnham has been managing director of SOFTBANK Capital Partners L.P. From July 1998 to August 1999, Mr. Burnham was a vice president and senior research analyst of Credit Suisse First Boston Corporation. From May 1998 to July 1998, Mr. Burnham served as a vice president at Deutsche Morgan Grenfell, and from April 1997 to May 1998, he served as a vice president at US Bancorp Piper Jaffray. From August 1993 to March 1997, Mr. Burnham served as a senior associate at Booz Allen & Hamilton, a management consulting company. Mr. Burnham is a director of AllAdvantage.com Inc., Dovebid Inc. and Law.com Inc. Mr. Burnham holds an A.B. in political science from Washington University.

   John C. Colligan has served as a director of SmartAge.com since March 1999. Since March 1998, Mr. Colligan has served as a partner at Accel Partners, a venture capital firm. From November 1996 until August 1998, Mr. Colligan served as chairman of Macromedia, Inc., a multimedia and Web publishing software company. From January 1993 to November 1996, Mr. Colligan served as chief executive officer of Macromedia and from April 1992 to January 1993 he was president and chief executive officer of Macromedia. Mr. Colligan also serves as a director of CNET Networks, Inc. Mr. Colligan holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in International Economics from Georgetown University.

   There are no family relationships among any of our directors or executive officers.

Board Committees

   Our board of directors has a compensation committee and an audit committee.

   Our compensation committee is responsible for, among other things, determining salaries, incentives and other forms of compensation for directors and executive officers of SmartAge.com and administering various incentive compensation and benefit plans. Messrs. Burnham and Colligan are the current members of the compensation committee.

   Our audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. Messrs. Burnham and Colligan are the current members of the audit committee.

Director Compensation

   Except for the grant of stock options, we do not currently compensate our directors for their services as directors. Directors who are employees of SmartAge.com are eligible to participate in our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan. In addition, we granted John C. Colligan, a director of SmartAge.com, an option to purchase 290,206 shares of our common stock. This option was immediately exercised and the shares issued upon exercise of the option are subject to SmartAge.com's right of repurchase. We also reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings.

Executive Compensation

   William Lohse, our President and Chief Executive Officer, received a salary of $150,000 and did not receive a bonus in 1999. No other executive officer received a total annual salary and bonus exceeding $100,000 for services rendered in all capacities to SmartAge.com during 1999. Mr. Lohse has never been granted options to purchase shares of our capital stock.

Compensation Committee Interlocks and Insider Participation

   The members of our compensation committee are currently William L. Burnham and John C. Colligan. No interlocking relationship exists, or has existed in the past, between the board of directors or compensation committee and the board of directors or compensation committee of any other company.

1998 Equity Incentive Plan

   The board of directors in May 1998 adopted our 1998 Equity Incentive Plan which will be amended and restated effective upon completion of this offering. Our 1998 Equity Incentive Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code to employees and the grant of nonstatutory stock options and stock purchase rights to employees, non-employee directors and consultants. A total of 5,250,000 shares of common stock have been reserved for issuance under our 1998 Equity Incentive Plan as of December 31, 1999. In October 1999, we increased the number of shares of common stock reserved for issuance under our 1998 Equity Incentive Plan by an aggregate of 1,250,000 shares. In February 2000, we increased the number of shares of common stock reserved for issuance under our 1998 Equity Incentive Plan by an aggregate of 2,000,000 shares.

   Our compensation committee and our non-insider option committee administer our 1998 Equity Incentive Plan. Our compensation committee consists of at least two directors who are "non-employee directors," as defined in Rule 16b-3. The board of directors may amend our 1998 Equity Incentive Plan as desired without further action by SmartAge.com's stockholders except as required by applicable law. Our 1998 Equity Incentive Plan will continue in effect until terminated by the board or for a term of 10 years from its amendment and restatement date, whichever is earlier.

   The consideration for each award under our 1998 Equity Incentive Plan will be established by the compensation committee, but in no event will the option price for incentive stock options be less than 100% of the fair market value of the stock on the date of grant. Awards will have such terms and be exercisable in such manner and at such times as the compensation committee may determine. However, each incentive stock option must expire within a period of not more than 10 years from the date of grant.

   Generally, options granted under the 1998 Equity Incentive Plan vest over four years, and are nontransferable other than by will or the laws of descent and distribution. In the event of specified changes in control of SmartAge.com, the acquiring or successor corporation may assume or substitute for options outstanding under the 1998 Equity Incentive Plan, or these options will terminate. Some options granted to our executive officers and other employees provide for partial acceleration upon a change in control of SmartAge.com. As of December 31, 1999:

  . 591,813 shares of common stock have been issued upon the exercise of options; and

  . 403,735 shares were available for future awards.

2000 Stock Incentive Plan

   The 2000 Stock Incentive Plan was adopted by our board of directors in March 2000 and will be submitted for approval by our stockholders prior to the completion of this offering. The 2000 Stock Incentive Plan will be administered by our compensation committee. The 2000 Stock Incentive Plan provides for the direct award or sale of shares of common stock and for the grant of options to purchase shares of common stock. The 2000 Stock Incentive Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code and the grant of nonstatutory stock options and stock purchase rights to employees, non-employee directors, advisors and consultants.

   1,000,000 shares of common stock have been authorized for issuance under the 2000 Stock Incentive Plan. However, in no event may one participant in the 2000 Stock Incentive Plan receive option grants or direct stock issuances for more than 1,000,000 shares in the aggregate in any one fiscal year.

   The number of shares reserved for issuance under the 2000 Stock Incentive Plan will be increased on the first day of each of our fiscal years from 2000 through 2009 by the lesser of:

  .        shares

  . 5% of our outstanding common stock on the last day of the immediately preceding fiscal year: or

  . the number of shares determined by the board of directors.

   The 2000 Stock Incentive Plan will have the following program features:

  . Qualified employees will be eligible for the grant of incentive stock options to purchase shares of common stock;

  . Qualified non-employee directors will be eligible to receive automatic option grants to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the date of grant;

  . The compensation committee will determine the exercise price of options or the purchase price of stock purchase rights, but in no event will the option price for incentive stock options be less than 100% of the fair market value of the stock on the date of grant; and

  . The exercise price or purchase price may, at the discretion of the compensation committee, be paid in, among other things, cash, cash equivalents, full-recourse promissory notes, past services or future services.

   The 2000 Stock Incentive Plan will include change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances. The committee may grant options or stock purchase rights in which all or some of the shares shall become vested in the event of a change in control of the company.

   The board of directors will be able to amend or modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval.

2000 Employee Stock Purchase Plan

   The 2000 Employee Stock Purchase Plan was adopted by our board of directors in March 2000 and will be submitted for approval by our stockholders prior to the completion of this offering. A total of 1,500,000 shares of common stock have been reserved for issuance under our employee stock purchase plan. The number of shares reserved for issuance under the 2000 Employee Stock Purchase Plan will be increased on the first day of each of our fiscal years from 2000 through 2009 by the lesser of:

  .        shares;

  . 1% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  . the number of shares determined by the board of directors.

   Our 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, is administered by the board of directors or by a committee appointed by the board. Employees (including officers and employee directors of SmartAge.com but excluding 5% or greater stockholders) are eligible to participate if they are customarily employed for more than 20 hours per week and for at least five months in any calendar year. Our 2000 Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation.

   The 2000 Employee Stock Purchase Plan will be implemented by a series of overlapping offering periods of 24 month duration, with new offering periods, other than the first offering period, commencing on January 1 and July 1 of each year. The board of directors will establish participation periods for our 2000 Employee Stock Purchase Plan, none of which will exceed six months. During each participation period, payroll deductions will accumulate without interest. On the purchase dates set by the board of directors for each participation period, accumulated payroll deductions will be used to purchase common stock. The initial offering period is expected to commence on the date of this offering and end on December 31, 2001. The initial purchase period is expected to begin on the date of this offering and end on December 31, 2000.

   Eligible employees may purchase shares at a purchase price equal to 85% of the fair market value per share of common stock on either the first day of the participation period or on the purchase date, whichever is less. Employees may withdraw their accumulated payroll deductions at any time. Participation in our 2000 Employee Stock Purchase Plan ends automatically on termination of employment with SmartAge.com. Immediately prior to the effective time of a corporate reorganization, the participation period then in progress shall terminate and stock will be purchased with the accumulated payroll deductions, unless the 2000 Employee Stock Purchase Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation.

401(k) Plan

   We adopted a tax-qualified employee savings and retirement plan for which SmartAge.com's employees will generally be eligible. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation and have the amount of such reduction contributed to the 401(k) Plan. To date, SmartAge.com has made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by SmartAge.com, if any, will be deductible by SmartAge.com when made.

Employment Agreements and Change in Control Arrangements

   We entered into an employment agreement dated March 9, 2000, with William Lohse, our President and Chief Executive Officer. Under this agreement, Mr. Lohse is entitled to receive a monthly payment of at least $12,500 which will increase to $16,666 upon the effective date of the registration statement relating to this offering. The agreement further provides that Mr. Lohse is eligible for payments based on achievement of performance goals subject to approval by the board of directors. Mr. Lohse is also entitled to reimbursement of reasonable business expenses, and reimbursement of expenses exceeding $25,000 must be pre-approved in writing by the board of directors. If Mr. Lohse is discharged without cause or if he terminates this agreement for good cause, he is entitled to a lump sum severance benefit equal to his base salary of 12 months and an additional payment equal to 12 months of his average performance payment. If Mr. Lohse's employment agreement is terminated for good cause, Mr. Lohse will receive the payment of the severance benefit if the termination of this agreement occurs during the year following a change in control.

   Brian T. McGee holds options to purchase 200,000 shares of common stock that vest over a period of time, which vesting is accelerated 25% upon a change of control of SmartAge.com.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of the director's duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemption; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We are entering into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our certificate of incorporation and bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

   At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

   Since our inception, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Transactions with Management and Others

   Between July 1998 and December 1999, we issued and sold 16,732,717 shares of our preferred stock for an aggregate consideration of $35,361,374. Between July 1998 and October 1998, we sold 2,657,051 shares of Series A preferred stock at a price of $0.9375 per share. Between March 1999 and July 1999, we issued and sold 6,502,863 shares of Series B preferred stock at a price of $1.10 per share. Between October 1999 and December 1999, we issued and sold 7,572,803 shares of Series C preferred stock at a price of $3.396 per share. Upon completion of this offering, each share of Series A, Series B and Series C preferred stock will convert into one share of common stock.

   The following table summarizes purchases, valued in excess of $60,000, of shares of our capital stock by our directors, executive officers and our 5% stockholders:

                            Common      Series A        Series B        Series C
                            Stock    Preferred Stock Preferred Stock Preferred Stock
Directors and Executive
 Officers:
William Lohse(1)........  13,000,000     10,666             3,679              --
John T. Thomsen(2)......   3,000,000         --                --              --
William L. Burnham(3)...          --         --                --       5,554,268
John C. Colligan(4).....     290,206         --         5,000,000       1,325,526

5% Stockholders:
Entities affiliated with
 Accel Partners(4)......     290,206         --         5,000,000       1,325,526
Entities affiliated with
 SOFTBANK Capital
 Partners(3)............          --         --                --       5,554,268

---------------------
(1) Represents 13,000,000 shares of common stock held by Mr. Lohse, 7,172 shares of common stock held by the Emilie T. Lose Survivor's Trust, dated 7/7/94 and 7,173 shares of common stock held by the William George Lohse Bypass Trust dated 7/7/94. The two trusts are for the benefit of Mr. Lohse and other members of his family.
(2) Represents 1,500,000 shares of common stock held by Mr. Thomsen, and 1,500,000 shares of common stock held by Erica Thomsen, Mr. Thomsen's wife.
(3) Represents 5,474,842 shares of common stock held by SOFTBANK Capital Partners LP and 79,426 shares of common stock held by SOFTBANK Capital Advisors Fund LP.
(4) Represents 5,148,978 shares of common stock held by Accel VI LP and 657,855 shares of common stock held by Accel Internet Fund II LP and 436,461 shares of common stock held by Accel Investors 98 LP and 82,232 shares of common stock held by Accel Keiretsu VI LP and 290,206 shares of common stock held by Mr. Colligan a partner of Accel Partners.

   These affiliates purchased the securities described above at the same price and on the same terms and conditions as the unaffiliated investors in the private financings. On February 16, 2000, we issued 235,701 shares of common stock at a price of $3.396 per share to William Lohse, our President and Chief Executive Officer. Mr. Lohse paid for those shares by converting the outstanding principal and interest owed by us to Mr. Lohse on an unsecured $735,511 note. Prior to conversion, the note accrued interest at a rate of 5.8% per annum.

   Entities affiliated with Accel Partners became affiliates of SmartAge.com in connection with the Series B preferred stock financing. Entities affiliated with SOFTBANK Capital Partners became affiliates of SmartAge.com in connection with the Series C preferred stock financing.

Business Relationships

   In August 1999, we entered into an agreement with Victoria Korb for services relating to the build-out of our new headquarters facility in San Francisco, California. Under the agreement, we will pay Ms. Korb $100,000. Victoria Korb is the wife of William Lohse, our President and Chief Executive Officer. We believe that the services provided by Victoria Korb are provided on terms no less favorable to SmartAge.com than would have been obtained from unaffiliated third parties.

Indebtedness of Management

   It is our current policy that all transactions between us and our officers, directors, 5% stockholders and their affiliates will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

   For information concerning indemnification of directors and officers, see "Management--Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 1999, by:

  . each person or entity known to us to own beneficially more than 5% of the outstanding shares of our common stock;

  . each of the named executive officers;

  . each of our directors; and

  . all executive officers and directors as a group.

   Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated, and subject to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares beneficially owned by them.

   Unless otherwise indicated, the address for the following stockholders is c/o SmartAge.com Corp., 3450 California Street, San Francisco, California 94118.

   The following table assumes no exercise of the underwriters' over-allotment option. Applicable percentage ownership is based on 33,614,736 shares of common
stock outstanding as of December 31, 1999 and            shares outstanding
immediately after completion of this offering.

                                                   Percentage of Shares
                                                    Beneficially Owned
                                                   ------------------------
                                 Number of Shares   Prior to       After
             Name               Beneficially Owned  Offering      Offering
5% Stockholders:
Accel Partners(1).............       6,615,732             19.7%            %
SOFTBANK Capital Partners(2)..       8,276,186             22.8%            %

Directors and Executive
 Officers:
William Lohse(3)..............      13,014,345             38.7%            %
John T. Thomsen(4)............       3,000,000              8.9%            %
William L. Burnham(2).........       8,276,186             22.8%            %
John C. Colligan(1)...........       6,615,732             19.7%            %
All directors and executive
 officers as a group (6
 persons)(5)..................      31,106,263             85.1%            %

---------------------
(1) Principal address is 428 University Avenue, Palo Alto, California 94301. Represents 5,148,978 shares of common stock held by Accel VI L.P. and 657,855 shares of common stock held by Accel Internet Fund II L.P. and 436,461 shares of common stock held by Accel Investors 98 L.P. and 82,232 shares of common stock held by Accel Keiretsu VI L.P. and 290,206 shares of common stock held by Mr. Colligan, all of which are subject to repurchase by SmartAge.com. Other than the shares held in his name, Mr. Colligan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in entities affiliated with Accel Partners.
(2) Principal address is 200 West Evelyn Avenue, Suite 200, Mountain View, California 94043. Represents 5,474,842 shares of common stock held by SOFTBANK Capital Partners LP and 79,426 shares of common stock held by SOFTBANK Capital Advisors Fund LP and 2,682,995 shares of common stock issuable upon exercise of warrants held by SOFTBANK Capital Partners, LP and 38,923 shares of common stock issuable upon exercise of warrants held by SOFTBANK Capital Advisors Fund, LP. Mr. Burnham disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in entities affiliated with SOFTBANK Capital Partners.
(3) Represents 13,000,000 shares of common stock held by Mr. Lohse and 7,172 shares of common stock held by the Emilie T. Lose Survivor's Trust dated 7/7/94 and 7,173 shares of common stock held by the William George Lohse Bypass Trust dated 7/7/94, the trusts are for the benefit of Mr. Lohse and members of his family.
(4) Represents 1,500,000 shares of common stock held by Mr. Thomsen, and 1,500,000 shares of common stock held by Erica Thomsen, Mr. Thomsen's wife. 166,667 shares held by Mr. Thomsen and 166,667 shares held by Mrs. Thomsen are subject to SmartAge.com's right of repurchase. Mr. Thomsen disclaims beneficial ownership of the shares held by Mrs. Thomsen.
(5) Includes 290,206 shares subject to SmartAge's right of repurchase, 200,000 shares subject to immediately exercisable options which are subject to SmartAge.com's right of repurchase and 2,721,918 shares of common stock issuable upon exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.

   The following description of our capital stock assumes conversion of all outstanding preferred stock into common stock and gives effect to our amended and restated certificate of incorporation, which will be effective upon completion of this offering.

Common Stock

   As of December 31, 1999, there were 33,614,736 shares of common stock outstanding held by approximately 85 stockholders of record.

   Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to the following:

   Dividends. Holders of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as the board of directors from time to time may determine.

   Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and will not have cumulative voting rights unless we are subject to
Section 2115 of the California Corporations Code.

   Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

   Preemptive rights, conversion and redemption. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Liquidation, dissolution and winding-up. Upon liquidation, dissolution or winding-up of SmartAge.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

   Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment therefore, duly and validly issued, fully paid and nonassessable.

Preferred Stock

   The board of directors is authorized, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of us without further action by the stockholders.

   The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

   The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of SmartAge.com. Upon completion of this offering, no shares of preferred stock will be outstanding, and we have no current plans to issue any shares of preferred stock.

Warrants

   In July 1998, we issued a warrant to Lycos, Inc., which was amended in March 1999, to purchase an aggregate of 1,092,159 shares of our Series A preferred stock at an exercise price of $0.9375 per share. This warrant expires in July 2002.

   In April 1999, we issued warrants to Excite, Inc. to purchase an aggregate of 2,461,472 shares of our Series B preferred stock at an exercise price of $1.10 per share. These warrants expire in April 2003.

Registration Rights

   Upon completion of this offering, the holders of 32,732,717 shares of common stock held by certain founders or issuable upon conversion of the Series A, B and C preferred stock and upon the exercise of warrants have the right to cause us to register these shares under the Securities Act as follows:

  . Demand Registration Rights. At the earlier of March 26, 2003, or six months after this offering, the holders of 30% of the common stock issued upon conversion of Series B preferred stock may request that we register their shares, provided that the shares to be included in such registration have an anticipated aggregate public offering price of at least $15,000,000. At the earlier of March 26, 2003, or six months after this offering, the holders of 30% of the common stock issued upon conversion of Series C preferred stock or may request that we register their shares, provided that the shares to be included in such registration have an anticipated aggregate public offering price of at least $20,000,000. We are obligated to effect two registrations upon the request of the holders of Series B preferred stock and two registrations upon the request of the holders of Series C preferred stock.

  . Piggyback Registration Rights. The holders of registrable securities may request to have their shares registered any time we file a registration statement to register any of our securities for our own account or for the account of others subject to complete cutback for our initial public offering and subject to a specified cutback for any offering other than our initial public offering.

  . S-3 Registration Rights. The holders of registrable securities have the right to request registrations on Form S-3 if we are eligible to use Form S-3 and have not already effected two such S-3 registrations within the past 12 months and if the aggregate proceeds are at least $2,500,000.

   Upon exercise a holder of warrants to purchase an additional 1,092,159 shares of common stock will have the S-3 registration rights described above commencing 45 days after we have qualified to use Form S-3. Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. See "Shares Eligible for Future Sale" and "Certain Transactions." We will pay all registration expenses in connection with any registration and will pay other underwriting discounts and commissions in connection with the exercise of demand registration rights. The registration rights terminate five years following completion of this offering, or, with respect to each holder of registrable securities holding less than five percent (5%) of our outstanding shares, when the holder can sell all of the holder's shares in any 90-day period under Rule 144 under the Securities Act.

Section 2115 of the California General Corporation Law

   We are currently subject to Section 2115 of the California General Corporation Law. Section 2115 provides that, regardless of a company's legal domicile, some provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. While we are subject to Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of the board of directors. When we are no longer subject to Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors. Additionally, Section 2115:

  . enables removal of directors with or without cause with majority stockholder approval;

  . places limitations on the distribution of dividends;

  . extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

  . provides for information rights and required filings in the event we effect a sale of assets or complete a merger.

   We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our 2000 annual meeting of stockholders. If these two conditions occur, then we will no longer be subject to Section 2115.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

 Delaware Anti-Takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . prior to this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   In general, Section 203 defines an interested stockholder as any entity or person who, together with affiliates and associates owns, or within three years, beneficially owned 15% or more of the outstanding voting stock of the corporation. Section 203 defines business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

 Certificate of Incorporation and Bylaws

   Preferred Stock. Under our certificate of incorporation, the board of directors has the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may:

  . delay, defer or prevent a change in control of SmartAge.com;

  . discourage bids for the common stock at a premium over the market price of our common stock;

  . adversely affect the voting and other rights of the holders of our common stock; and

  . discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

   Election and Removal of Directors. Under our certificate of incorporation, our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This classified system may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it makes it more difficult for stockholders to replace a majority of the directors.

   Advance Notice Provisions. Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

   Special Meeting Requirements. Our bylaws provide that special meetings of stockholders be called by the chairman of the board, the chief executive officer or the board of directors.

   Cumulative Voting. Both our certificate of incorporation and our bylaws do not provide for cumulative voting in the election of directors.

   The provisions described above may only be amended by approval of the holders of at least 66 2/3% of the outstanding common stock and may have the effect of deterring a hostile takeover or delaying a change in control or management of SmartAge.com.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is
                       .

Nasdaq National Market Listing

   We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "SMTG."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales may occur, could cause the market price of our common stock to decline and adversely affect our ability to raise capital in the future.

   When this offering is completed, we will have a total of            shares
of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. The shares offered by this prospectus will be freely tradable unless they are purchased by our "affiliates," as defined in Rule 144 under the Securities Act of 1933. The remaining 33,614,736 shares of our common stock are held by our existing stockholders. These shares, as well as any shares sold in this offering that are purchased by one of our affiliates, are "restricted securities," which may be sold in the public market only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144.

   The following table shows approximately when the            shares of our
common stock that are not being sold in this offering, but which will be outstanding when this offering is complete, will be eligible for sale in the public market:

         Eligibility of Restricted Shares for Sale in the Public Market

         Date                                                   Number of Shares
At the effective date..........................................
  days after the effective date................................
From time to time after   days after the effective date........

Lock-up Agreements

   All of our officers, directors and substantially all of our stockholders,
holding an aggregate of            shares of common stock, have agreed to a
180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus, subject to release during the 180-day period pursuant to the terms of the lockup agreement. However, 25% of the shares of common stock subject to the restrictions described above (other than shares owned by our directors, officers or affiliates) will be released from these restrictions on the later to occur of the end of the 90-day period after the date of this prospectus or the second trading day following the first public release of our quarterly results, provided that the reported sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on such date. An additional 25% of the shares subject to the restrictions described above (other than shares owned by our directors, officers or affiliates) will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on the last trading day of the 135-day period after the date of this prospectus. Each person subject to the lock-up agreement described above has agreed to execute any transaction released from restriction in accordance with the terms in this paragraph only through Donaldson, Lufkin & Jenrette Securities Corporation or any of its affiliates acting as broker, unless otherwise agreed in writing by Donaldson, Lufkin & Jenrette Securities Corporation.

   After the 180-day lock-up period, these shares may be sold in accordance with Rule 144. Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated may release any or all of the shares subject to lockup agreements at any time prior to the expiration of the lockup period.

Rule 144

   In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three month period a number of our shares of common stock that does not exceed the greater of:

  . 1% of the then outstanding shares of our common stock, which will equal
    approximately            shares upon completion of this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.

   Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. Under Rule
144 and subject to volume limitations,            of the restricted shares will
be eligible for sale beginning days after the date of the final prospectus, and the remaining restricted shares will become salable at various times thereafter.

Rule 144(k)

   A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701 and Options

   Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director or consultant who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait 90 days after the date of this prospectus before selling such shares. However, all shares issued by us pursuant to Rule 701 are subject to lock-up provisions and will only become eligible for sale upon the expiration of 180 days after the date of this prospectus subject to release during the 180-day period pursuant to the terms of the lock-up agreement.

Registration

   Following this offering, we intend to file a registration statement under the Securities Act covering shares of common stock subject to outstanding options or issued or issuable under our 1998 Equity Incentive Plan, 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan. Based on the number of shares subject to outstanding options at December 31, 1999, and currently reserved for issuance under these plans, this registration statement would cover approximately 8,754,452 shares.

   This registration statement will automatically become effective upon filing. Accordingly, shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the expiration of the 180-day lock-up agreements. In addition, holders of 32,732,717 shares of common stock will be entitled to registration rights. See "Description of Capital Stock-- Registration Rights."

                                  UNDERWRITING

   Subject to the terms and conditions contained in all underwriting agreement
dated           , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Piper Jaffray Inc. and DLJdirect Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below:

                                                                       Number
                                                                         of
                                                                       Shares
   Underwriters:
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................
   U.S. Bancorp Piper Jaffray Inc.....................................
   DLJdirect Inc......................................................
                                                                        ----
            Total.....................................................
                                                                        ====

   The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters concerning the offering and to conditions that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

   The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $    per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $    per share. After the initial offering of the
common stock to the public, the public offering price and other selling terms may be changed by the representatives of the underwriters at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., one of the underwriters and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on this Web site relating to the offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters, and should not be relied on by prospective investors.

   We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in
part, up to an aggregate of      additional shares of common stock at the
initial public offering price less underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

   The following table sets forth the compensation payable to the underwriters by us in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                  No      Full
                                                               Exercise Exercise
   Per share..................................................
   Total......................................................

   We will pay the offering expenses, estimated to be $          .

   We have agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make with respect to these liabilities.

   We, our executive officers, directors, stockholders and optionholders are subject to lock-up agreements providing that, for a period of 180 days after the date of the prospectus, they will not:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

   However, 25% of the shares of common stock subject to the restrictions described above (other than shares owned by our directors, officers or affiliates) will be released from these restrictions on the later to occur of the end of the 90-day period after the date of this prospectus or the second trading day following the first public release of our quarterly results, provided that the reported sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on such date. An additional 25% of the shares subject to the restrictions described above (other than shares owned by our directors, officers or affiliates) will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on the last trading day of the 135-day period after the date of this prospectus. Each person subject to the lock-up agreement described above has agreed to execute any transaction released from restriction in accordance with the terms in this paragraph only through Donaldson, Lufkin & Jenrette Securities Corporation or any of its affiliates acting as broker, unless otherwise agreed in writing by Donaldson, Lufkin & Jenrette Securities Corporation.

   In addition, during such 180-day period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

   Prior to the offering, there has been no established trading market for the common stock. The initial public offering price of the shares of common stock offered by this prospectus will be determined by negotiation among us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

  . the history of and the prospects for the industry in which we compete;

  . our past and present operations;

  . our historical results of operations;

  . our prospects for future operational results;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general condition of the securities markets at the time of the offering.

   At our request, the underwriters have reserved up to    % of the shares of
common stock to be sold in this offering for sale to some of our employees, associates of our employees and directors, and other individuals or companies who have commercial arrangements or personal relationships with us. No shares have been reserved for sale to our directors or officers. Through this directed share program, we intend to ensure that those individuals and companies that have supported us, or who are in a position to support us in the future, have the opportunity to purchase our common stock at the same price that we are offering our shares to the general public. Indications of interest will be sought by means of a written notice, which conforms to Rule 134, accompanied by a copy of this prospectus. Prospective participants will be permitted to participate in this offering at the initial public offering price presented on the cover page of this prospectus. No commitment to purchase shares by any participant in the directed share program will be accepted until after the registration statement of which this prospectus is a part is effective and an initial public offering price has been established. The number of shares of our common stock available for sale to the general public will be reduced by the number of shares sold through the directed share program. Any shares reserved for the directed share program which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "SMTG."

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any of these shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. We advise persons who receive this prospectus to inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of any offer to buy any shares of common stock included in this offering in any jurisdiction in which such an offer or a solicitation is unlawful.

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

   Selected legal matters with respect to the validity of the common stock offered by this prospectus are being passed upon for SmartAge.com by Pillsbury Madison & Sutro LLP, Palo Alto, California. Certain partners of Pillsbury Madison & Sutro LLP and an investment partnership comprised of partners and former partners of that firm beneficially own an aggregate of 23,814 shares of SmartAge.com common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS

   The financial statements of SmartAge.com Corp. as of December 31, 1998 and 1999 and for the period from January 20, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 have been included in the prospectus and elsewhere in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to SmartAge.com and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Independent Auditors' Report............................................. F-2
Balance Sheets........................................................... F-3
Statements of Operations................................................. F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Equity.................................................................. F-5
Statements of Cash Flows................................................. F-6
Notes to Financial Statements............................................ F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SmartAge.com Corp.:

   We have audited the accompanying balance sheets of SmartAge.com Corp. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SmartAge.com Corp. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California
February 25, 2000, except as
 to the second paragraph of Note 11
 for which the date is March 6, 2000

                               SMARTAGE.COM CORP.

                                 BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
                                                         1998          1999
                       Assets
Current assets:
  Cash and cash equivalents.........................  $   620,422  $ 19,891,948
  Accounts receivable, net..........................      179,727       909,205
  Prepaid expenses and other assets.................       19,409     1,153,221
                                                      -----------  ------------
   Total current assets.............................      819,558    21,954,374
Property and equipment, net.........................      313,368     2,301,007
Restricted cash.....................................          --      1,937,565
Other assets, net...................................       86,275        37,867
                                                      -----------  ------------
   Total assets.....................................  $ 1,219,201    26,230,813
                                                      ===========  ============
Liabilities, Redeemable Convertible Preferred Stock
               and Stockholders' Equity
Current liabilities:
  Accounts payable..................................  $   174,563  $  3,619,253
  Accrued liabilities...............................      230,151     1,226,254
                                                      -----------  ------------
   Total current liabilities........................      404,714     4,845,507
Notes payable to shareholder........................      735,511       735,511
                                                      -----------  ------------
   Total liabilities................................    1,140,225     5,581,018
                                                      -----------  ------------
Commitments and contingencies (Note 6)
Series B redeemable convertible preferred stock;
 $0.0001 par value; 9,164,335 shares authorized;
 zero and 6,502,863 shares issued and outstanding in
 1998 and 1999, respectively; liquidation preference
 of $0 and $7,153,149 in 1998 and 1999,
 respectively; redemption amount of $0 and
 $7,569,787 in 1998 and 1999, respectively..........          --      7,427,787
Stockholders' equity:
  Series A convertible preferred stock; $0.0001 par
   value; 3,840,000 shares authorized; 2,657,051
   shares issued and outstanding in 1998 and 1999;
   liquidation preference of $2,490,985 in 1998 and
   1999.............................................          266           266
  Series C convertible preferred stock; $0.0001 par
   value; 14,000,000 shares authorized; zero and
   7,572,803 shares issued and outstanding in 1998
   and 1999, respectively; liquidation preference of
   $0 and $25,717,238 in 1998 and 1999,
   respectively.....................................          --            757
  Common stock, $0.0001 par value; 61,500,000 shares
   authorized; 16,046,569 and 16,882,019 shares
   issued and outstanding in 1998 and 1999,
   respectively.....................................        1,605         1,688
Deferred stock-based compensation...................     (427,317)   (6,705,059)
Additional paid-in capital..........................    3,196,662    36,384,027
Accumulated deficit.................................   (2,692,240)  (16,459,671)
                                                      -----------  ------------
   Total stockholders' equity.......................       78,976    13,222,008
                                                      -----------  ------------
   Total liabilities, redeemable convertible
    preferred stock and stockholders' equity........  $ 1,219,201  $ 26,230,813
                                                      ===========  ============

                See accompanying notes to financial statements.

                               SMARTAGE.COM CORP.

                            STATEMENTS OF OPERATIONS

                                                     January 20,
                                                         1998
                                                    (inception) to  Year ended
                                                     December 31,  December 31,
                                                         1998          1999
Revenues:
  Media...........................................   $   239,370   $  2,237,105
  E-commerce......................................        38,971        361,366
                                                     -----------   ------------
   Total revenues.................................       278,341      2,598,471
Cost of revenues..................................        56,902      1,539,866
                                                     -----------   ------------
   Gross profit...................................       221,439      1,058,605
Operating expenses:
  Sales and marketing.............................       667,251      6,544,306
  Technology and development......................       735,789      3,372,155
  General and administrative......................     1,209,906      3,706,681
  Stock-based compensation........................       308,597      1,516,534
                                                     -----------   ------------
   Total operating expenses.......................     2,921,543     15,139,676
                                                     -----------   ------------
   Loss from operations...........................    (2,700,104)   (14,081,071)
Interest income, net..............................         7,864        313,640
                                                     -----------   ------------
   Net loss.......................................    (2,692,240)   (13,767,431)
Accretion on redeemable convertible preferred
 stock............................................           --         416,638
                                                     -----------   ------------
   Net loss applicable to common stockholders.....   $(2,692,240)  $(14,184,069)
                                                     ===========   ============
Net loss applicable to common stockholders per
 share--basic and diluted.........................   $     (0.18)  $      (0.90)
                                                     ===========   ============
Weighted average shares--basic and diluted........    14,939,918     15,750,832
                                                     ===========   ============


                See accompanying notes to financial statements.

                              SMARTAGE.COM CORP.

 STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
         Period from January 20, 1998 (inception) to December 31, 1999

                                  Redeemable convertible    Convertible
                                     preferred stock      preferred stock    Common stock    Additional     Deferred
                                  ---------------------- ----------------- -----------------   paid-in    stock-based
                                    Shares     Amount      Shares   Amount   Shares   Amount   capital    compensation
Issuance of common stock to
founder.........................         --  $       --         --  $  --  13,000,000 $1,300 $       --   $       --
Issuance of common stock for
acquisition of TECS, Inc........         --          --         --     --   3,000,000    300      46,500      (41,373)
Issuance of Series A convertible
preferred stock, net of $35,000
of issuance costs...............         --          --   2,657,051    266        --     --    2,455,626          --
Issuance of Series A preferred
stock warrants..................         --          --         --     --         --     --      685,260     (685,260)
Issuance of common stock for
consulting services rendered....         --          --         --     --      46,569      5       9,276          --
Amortization of stock-based
compensation....................         --          --         --     --         --     --          --       299,316
Net loss........................         --          --         --     --         --     --          --           --
                                  ---------- ----------- ---------- ------ ---------- ------ -----------  -----------
Balance at December 31, 1998....         --          --   2,657,051    266 16,046,569  1,605   3,196,662     (427,317)
Issuance of Series B redeemable
convertible preferred stock, net
of $142,000 of issuance costs...   6,502,863   7,011,149        --     --         --     --          --           --
Accretion of Series B redeemable
convertible preferred stock.....         --      416,638        --     --         --     --     (416,638)         --
Issuance of Series C convertible
preferred stock, net of $35,000
of issuance costs...............         --          --   7,572,803    757        --     --   25,678,482          --
Issuance of common stock upon
the exercise of options.........         --          --         --     --     523,844     52      16,539          --
Issuance of common stock for
consulting services rendered....         --          --         --     --     311,606     31     114,706          --
Issuance of Series A preferred
stock warrants..................         --          --         --     --         --     --      277,787     (277,787)
Issuance of Series B preferred
stock warrants..................         --          --         --     --         --     --    1,621,455   (1,621,455)
Issuance of Series C preferred
stock warrants..................         --          --         --     --         --     --    3,407,435   (3,407,435)
Deferred stock-based
compensation....................         --          --         --     --         --     --    2,487,599   (2,487,599)
Amortization of stock-based
compensation....................         --          --         --     --         --     --          --     1,516,534
Net loss........................         --          --         --     --         --     --          --           --
                                  ---------- ----------- ---------- ------ ---------- ------ -----------  -----------
Balance at December 31, 1999....   6,502,863 $ 7,427,787 10,229,854 $1,023 16,882,019 $1,688 $36,384,027  $(6,705,059)
                                  ========== =========== ========== ====== ========== ====== ===========  ===========
                                                    Total
                                  Accumulated   stockholders'
                                    deficit        equity
Issuance of common stock to
founder.........................  $        --   $      1,300
Issuance of common stock for
acquisition of TECS, Inc........           --          5,427
Issuance of Series A convertible
preferred stock, net of $35,000
of issuance costs...............           --      2,455,892
Issuance of Series A preferred
stock warrants..................           --            --
Issuance of common stock for
consulting services rendered....           --          9,281
Amortization of stock-based
compensation....................           --        299,316
Net loss........................    (2,692,240)   (2,692,240)
                                  ------------- --------------
Balance at December 31, 1998....    (2,692,240)       78,976
Issuance of Series B redeemable
convertible preferred stock, net
of $142,000 of issuance costs...           --            --
Accretion of Series B redeemable
convertible preferred stock.....           --       (416,638)
Issuance of Series C convertible
preferred stock, net of $35,000
of issuance costs...............           --     25,679,239
Issuance of common stock upon
the exercise of options.........           --         16,591
Issuance of common stock for
consulting services rendered....           --        114,737
Issuance of Series A preferred
stock warrants..................           --            --
Issuance of Series B preferred
stock warrants..................           --            --
Issuance of Series C preferred
stock warrants..................           --            --
Deferred stock-based
compensation....................           --            --
Amortization of stock-based
compensation....................           --      1,516,534
Net loss........................   (13,767,431)  (13,767,431)
                                  ------------- --------------
Balance at December 31, 1999....  $(16,459,671) $ 13,222,008
                                  ============= ==============

                See accompanying notes to financial statements.

                               SMARTAGE.COM CORP.

                            STATEMENTS OF CASH FLOWS

                                                     January 20,
                                                         1998
                                                    (inception) to  Year ended
                                                     December 31,  December 31,
                                                         1998          1999
Cash flows from operating activities:
  Net loss........................................   $(2,692,240)  $(13,767,431)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization..................        95,768        452,939
   Non-cash stock compensation expense............       308,597      1,516,534
   Changes in operating assets and liabilities:
     Accounts receivable..........................      (179,727)      (729,478)
     Prepaid expenses and other assets............       (19,409)    (1,133,812)
     Accounts payable.............................       174,563      3,444,690
     Accrued liabilities..........................       230,151        996,103
                                                     -----------   ------------
       Net cash used in operating activities......    (2,082,297)    (9,220,455)
                                                     -----------   ------------
Cash flows from investing activities:
  Purchases of property and equipment, net........      (357,307)    (2,357,240)
  Cash paid in TECS acquisition...................      (145,010)           --
  Restricted cash deposits........................           --      (1,937,565)
  Other assets....................................        12,333            --
                                                     -----------   ------------
       Net cash used in investing activities......      (489,984)    (4,294,805)
                                                     -----------   ------------
Cash flows from financing activities:
  Proceeds from note payable to founder...........       735,511            --
  Proceeds from the sale of redeemable convertible
   preferred stock, net...........................           --       7,011,149
  Proceeds from issuance of preferred stock, net..     2,455,892     25,679,239
  Proceeds from issuance of common stock upon the
   exercise of options............................           --          16,591
  Proceeds from issuance of common stock..........         1,300         79,807
                                                     -----------   ------------
       Cash provided by financing activities......     3,192,703     32,786,786
                                                     -----------   ------------
Net increase in cash and cash equivalents.........       620,422     19,271,526
Cash and cash equivalents at beginning of period..           --         620,422
                                                     -----------   ------------
Cash and cash equivalents at end of period........   $   620,422   $ 19,891,948
                                                     ===========   ============
Noncash financing and investing activities:
  Issuance of common stock in TECS acquisition....   $    46,500   $        --
                                                     ===========   ============
  Issuance of preferred stock warrants............   $   685,260   $  5,306,677
                                                     ===========   ============
  Issuance of common stock for consulting services
   rendered.......................................   $     9,281   $     34,930
                                                     ===========   ============
  Deferred stock-based compensation...............   $       --    $  2,487,599
                                                     ===========   ============
  Accretion on redeemable convertible preferred
   stock..........................................   $       --    $    416,638
                                                     ===========   ============

                See accompanying notes to financial statements.

                               SMARTAGE.COM CORP.

                         NOTES TO FINANCIAL STATEMENTS

(1) Organization and Summary of Significant Accounting Policies

 (a) Organization and Nature of Operations

   SmartAge.com Corp. was incorporated in Delaware on January 20, 1998. SmartAge.com (the Company) is a provider of business-to-small business e-commerce and online promotional services and products. The Company's Web site provides comprehensive solutions that enable its members to easily create and promote their Web sites, attract customers and sell services and products online. By providing services and products that are important to small businesses, the Company has attracted more than one million members to its small business community. This community serves as a cost-effective e-commerce and advertising channel through which both small and large businesses can target and reach the highly fragmented small business market segment.

 (b) Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and highly liquid investments such as money market funds with remaining maturities of less than 90 days.

 (c) Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation. Depreciation of property and equipment is provided over the estimated useful lives of the respective assets, generally three years, on a straight-line method.

 (d) Restricted Cash

   Restricted cash consists of funds held in a money market account which are restricted from use pursuant to certain lease agreements.

 (e) Long-Lived Assets

   The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of the asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell.

 (f) Income Taxes

   The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets whose realization is not considered probable.

 (g) Concentration of Credit Risk

   Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and trade accounts receivable. The Company places its cash and cash equivalents

                               SMARTAGE.COM CORP.

primarily in depository accounts and money market accounts of recognized financial institutions. To reduce credit risk with trade accounts receivable, the Company performs evaluations of the credit worthiness of its customers on an ongoing basis. The Company does not generally require collateral or other security. The Company historically has not experienced any significant credit losses. As of December 31, 1998 and 1999, the allowance for bad debt was $0 and $79,000, respectively.

 (h) Revenue Recognition

   Advertising revenues were generated by delivering impressions on the Company's Web site, on the Company's members' Web sites and on third-party networks at an agreed upon rate per thousand impressions. An impression is the viewing of advertising or other promotional material on a Web site. Sponsorship revenues are generated by selling both advertising in the Company's electronic newsletter and location-specific advertisements for a specified period of time such as banners, links, buttons and other images on the Company's Web site. The Company contracts directly with advertisers and sponsors and bears full credit risk. E-commerce revenues are generated from sales to the Company's members of online promotional and media buying services and to a lesser extent, the sale of Web site creation services and products.

   Revenues from the sale of advertising is recognized in the period the services are delivered. Revenues from the sale of sponsorships are recognized either in the period services are delivered or ratably over the term of the agreement. Advertising and sponsorships are typically sold under purchase order agreements, which are usually short term in nature and subject to cancellation. E-commerce revenue is recognized in the period services are delivered or transactions occur. E-commerce revenue is recognized net of any amounts owed to third-party providers. Any payments received in advance are recorded as deferred revenue until recognized. While the Company's service enables small business members to engage in barter transactions for which the Company receives a cash fee, the Company does not engage in barter transactions.

 (i) Software Development Costs

   Costs related to the development of new products and enhancements to existing products are charged to technology and development as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs because such costs have not been significant.

 (j) Accounting for Stock-Based Compensation

   The Company accounts for its stock-based compensation arrangements with employees using the intrinsic value method pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant when the fair value of the underlying common stock exceeds either the exercise price for stock options or the purchase price for the issuance or sales of common stock. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements. Unearned deferred compensation resulting from employee option grants is amortized on an accelerated basis over the vesting period of the options, generally four years in accordance with Financial Accounting Standards Board Interpretation No. 28.

(k) Comprehensive Loss

   The Company has no significant components of other comprehensive loss; accordingly, comprehensive loss is the same as net loss for all periods presented.

                               SMARTAGE.COM CORP.

(l) Advertising Expense

   The cost of advertising is expensed as incurred. Advertising costs totaled approximately $12,700 and $2,563,000 for the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, respectively.

(m) Per Share Computations

   Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of common and, when dilutive, potential common equivalent shares outstanding during the period. Common equivalent shares include the effect of redeemable convertible preferred stock, convertible preferred stock, outstanding warrants and stock options. All potential common equivalent shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive.

   Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares (in thousands):

                                                   Period from
                                                 January 20, 1998  Year ended
                                                 to December 31,  December 31,
                                                       1998           1999
Stock options...................................      1,895           4,254
Shares of common stock subject to repurchase....      1,000             679
Convertible preferred warrants..................      1,092           6,276
Redeemable convertible preferred stock (as if
 converted).....................................        --            6,503
Convertible preferred stock (as if converted)...      2,657          10,230
                                                      -----          ------
                                                      6,644          27,942
                                                      =====          ======

   The weighted-average exercise prices of stock options were $0.03 and $0.53 as of December 31, 1998 and 1999, respectively. The weighted-average prices of shares of common stock subject to repurchase were $0.0156 and $0.1300 as of December 31, 1998 and 1999, respectively.

 (n) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (o) Segment Information

   During fiscal 1999, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 established annual and interim reporting standards for a company's operating segments. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas.

                               SMARTAGE.COM CORP.

 (p) Internal Use Software

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of these costs. Adoption of this standard did not have a material effect on the Company's financial statements.

 (q) Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments (including derivative instruments embedded in other contracts) and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. To date, the Company has not entered into any derivative financial instruments or hedging activities.

   In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101. The SAB summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101, and any resulting change in accounting principle that a registrant would have to report, is effective no later than the Company's fiscal quarter ending October 31, 2000. The Company does not expect the application of SAB No. 101 to have a material effect its financial position or results of operations, nor does the Company expect to report a change in accounting principle resulting from its application.

(2) Business Combination

   On February 5, 1998, the Company purchased Thomsen Enscore Computer Solutions, Inc. (TECS), a privately owned company, which developed the SmartClicks technology. Under terms of the acquisition, the Company issued approximately 3,000,000 shares of its common stock in exchange for all outstanding shares of TECS common stock and paid $100,000 in cash and $45,000 in direct acquisition costs. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of TECS have been included in the Company's financial statements from February 5, 1998. The aggregate purchase price of approximately $192,000, was allocated to the net tangible assets acquired, goodwill, and deferred compensation. Approximately 1,000,000 shares of common stock issued in connection with the acquisition are returnable to the Company in the event of the termination of the former TECS founders/shareholders. The returnable shares vest over a three-year period (note 5). The goodwill will be amortized over three years. Goodwill amortization of approximately $52,000 was recorded in both the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999.

                              SMARTAGE.COM CORP.

(3) Balance Sheet Components

    (a) Property and Equipment

   Property and equipment consisted of the following as of December 31, 1998 and 1999:

                                                              1998      1999
   Computer equipment and software......................... $309,995  2,634,692
   Furniture and fixtures..................................   47,312    114,785
                                                            --------  ---------
                                                             357,307  2,749,477
   Accumulated depreciation................................  (43,939)  (448,470)
                                                            --------  ---------
   Property and equipment, net............................. $313,368  2,301,007
                                                            ========  =========

    (b) Prepaids Expenses and Other Current Assets

   Prepaids Expenses and other current assets consisted of the following as of December 31, 1998 and 1999:

                                                                1998     1999
   Employee receivable........................................ $   --     90,725
   Deposits...................................................  10,409   241,933
   Reimbursable lease payments................................     --    326,827
   Prepaid expenses...........................................   9,000   493,736
                                                               ------- ---------
                                                               $19,409 1,153,221
                                                               ======= =========

(4) Note Payable

   In June 1998, the Company obtained an unsecured promissory note of approximately $736,000 from the Company's founder. The note bears interest at 5.8% and is due on or before June 30, 2004. The note was amended in January 2000 in order to provide for payment of the loan by conversion of the balance into shares of the Company's common stock at a price of $3.396 per share.

(5) Redeemable Convertible Preferred Stock and Stockholders' Equity

 (a) Redeemable Convertible Preferred Stock

   Redeemable convertible preferred stock consisted of the following series:

                       Shares outstanding   Liquidation Noncumulative Redemption
                       -------------------- preference    dividend      price
                        1998      1999       per share    per share   per share
   Series B...........    --      6,502,863    $1.10        0.088        1.98

   The holders of the Series B redeemable convertible preferred stock may request redemption of their shares on or after March 26, 2007 by written request from 2/3rds of the then-outstanding Series B stockholders. The redemption price for each share of the Series B preferred stock would be its original issue price plus 10% of the Series B original issue price per annum from the original issue date until the redemption date, less any declared and paid dividends. The difference between the original issue price per share and the redemption price per share is being charged to the statement of operations, using the effective interest method, as accretion on redeemable convertible preferred stock through March 27, 2007. For the year ended December 31, 1999, approximately $417,000 of accretion was recorded by the Company.

                               SMARTAGE.COM CORP.

   Each share of Series B preferred stock is convertible into one share of common stock. Upon completion of an initial public offering (IPO), all shares are automatically converted to common stock and the holders of the Series B preferred stock will not be paid the redemption price per share. Holders of Series B preferred stock vote equally with holders of common stock on an as-if converted basis.

 (b) Convertible Preferred Stock

   Convertible preferred stock consisted of the following series:

                                   Shares outstanding  Liquidation Noncumulative
                                  -------------------- preference    dividend
                                    1998       1999     per share    per share
   Series A...................... 2,657,051  2,657,051   $0.9375      0.0750
   Series C......................       --   7,572,803    3.3960      0.2717
                                  --------- ----------
                                  2,657,051 10,229,854
                                  ========= ==========

   Holders of Series A and C convertible preferred stock are entitled to noncumulative dividends, if and when declared by the Board of Directors, as shown above. Each share of Series A and C convertible preferred stock is convertible at any time into one share of common stock subject to certain antidilution provisions. Shares of Series A and C convertible preferred stock have a liquidation preference as shown above, plus any declared and unpaid dividends. Convertible preferred stock votes equally with shares of common stock on an as-if-converted basis.

   No dividends have been declared or paid on the preferred stock or common stock since the Company's inception.

 (c) Warrants

   In July 1998 (amended in March 1999), the Company entered into a joint marketing agreement with Lycos Inc. (Lycos) whereby Lycos desired to have the Company establish a banner exchange service for the Lycos homepage builder sites and to generate new members for the Company from the Lycos network. In consideration for new member generation, Lycos received a warrant to purchase 1,092,159 shares of the Company's Series A convertible preferred stock at an exercise price of $0.9375, issuable upon attainment of certain performance milestones. The warrant expires in July 2002. No shares underlying the warrant had been earned and fully vested as of December 31, 1998. As of December 31, 1999, all shares underlying the warrant were earned, vested and were issuable pursuant to Lycos having achieved certain performance milestones in fiscal 1999. Using the Black-Scholes option pricing model, the initial fair value of the warrant on the effective date of the agreement approximated $685,000, which was amortized to stock-based compensation expense using the straight-line method over one year. The shares underlying the unachieved milestones were revalued at each subsequent balance sheet date until each milestone was achieved. Such remeasurement resulted in an increase from the initial fair value, which was recognized over the remaining term. The Company recorded approximately $299,000 and $535,000 of amortization for the period from January 22, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, respectively. The fair value of the warrant was calculated using the following assumptions: dividend yield of 0%, expected volatility of 90%, risk-free interest rate of 5% and the contractual life of 4 years.

   In April 1999, the Company entered into a joint marketing and services agreement with Excite@Home whereby the Company and Excite@Home will work jointly on a range of integrated content and marketing solutions. In consideration for new member and sales growth generation, Excite@Home received a warrant to purchase 2,461,472 shares of the Company's Series B redeemable convertible preferred stock at an exercise

                               SMARTAGE.COM CORP.

price of $1.10 issuable upon attainment of certain performance milestones. The warrant expires in April 2003. No shares underlying the warrant have been earned as of December 31, 1999. As of December 31, 1999, the Company considers Excite@Home's attainment of the first milestone for new member and sales growth to be probable. Therefore, using the Black-Scholes option pricing model, the fair value of the shares underlying the first milestone was determined to be approximately $1,600,000. This amount is being amortized to stock-based compensation expense over the term of the agreement and approximately $418,000 of amortization was recorded in the year ended December 31, 1999. The fair value of the warrant was calculated using the following Black-Scholes assumptions: dividend yield of 0%, expected volatility of 90%, risk-free interest rate of 5% and the contractual life of 4 years.

   In October 1999, the Company entered into a joint venture agreement with SoftBank Capital Advisors Fund, LP (SOFTBANK) whereby the parties to the agreement will establish joint ventures, among other countries, Japan, England, and France. Pursuant to such joint venture arrangement, the Company agreed to fund, in the future, the joint venture for a certain amount upon formation; further, in connection with such proposed formation, the Company issued warrant to SOFTBANK to purchase 2,721,918 shares of the Series C convertible preferred stock at an exercise price of $3.396 per share, exercisable upon formation of such joint venture. The warrant expires in December 2000. Using the Black-Scholes option pricing model, the initial fair value of the warrant on the effective date of the agreement approximated $3,410,000. The fair value of the warrant, was calculated using the following assumptions: dividend yield of 0%, expected volatility of 90%, risk-free interest rate of 5% and the contractual life of 1 year.

   During February 2000, the Company amended the agreement with SoftBank such that the number of shares underlying the warrant increased to 3,265,278, the exercisability criteria of joint venture formation was removed and the shares underlying the warrant became immediately vested.

 (d) Common Stock

   As of December 31, 1999, the Company has reserved 16,732,717 shares of common stock for the future conversion of the preferred stock.

   The Company has issued 16,882,019 shares of common stock to founders, employees, and consultants under restricted stock purchase agreements. Certain restricted stock purchase agreements include provisions whereby the Company has the right to repurchase or demand return of the stock upon the termination of the holders' service with the Company. The repurchase/return right generally lapses over a period of three years. Approximately 1,000,000 shares of common stock issued in connection with the TECS acquisition (Note 2) are returnable to the Company in the event of employee termination. As of December 31, 1998 and 1999, 1,000,000 and 388,887 were subject to return under this agreement. As of December 31, 1999, 290,206 shares of common stock issued to a member of the Company's Board of Directors are subject to repurchase at the original purchase price of $0.275 per share.

 (e) Stock Option Plan

   As of December 31, 1999, a total of 5,250,000 shares of common stock were authorized for issuance under the 1998 Equity Incentive Plan (the Plan). Options may be granted at an exercise price not less than 100% of the fair market value, as determined by the Board of Directors, for incentive stock options and 85% of fair market value for nonqualified stock options at the grant date. All options are granted at the discretion of the Company's Board of Directors and have a term not greater than 10 years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 36 months.

                               SMARTAGE.COM CORP.

   A summary of stock option activity under the Plan is as follows:

                                                                    Weighted-
                                                        Number       average
                                                      of options  exercise price
   Options granted................................... 2,495,000       $0.062
   Options canceled..................................  (600,000)       0.016
                                                      ---------       ------
   Balance at December 31, 1998...................... 1,895,000         0.08
   Options granted at fair value.....................   235,700         0.20
   Options granted at less than fair value........... 2,761,864         0.80
   Options exercised.................................  (523,844)        0.04
   Options canceled..................................  (114,268)        0.17
                                                      ---------       ------
   Balance at December 31, 1999...................... 4,254,452       $ 0.53
                                                      =========       ======

   As of December 31, 1999, there were 403,735 options available for future grant under the Plan.

   The following table summarizes information about stock options outstanding under the Plan as of December 31, 1999:

                Options outstanding                       Options vested
   --------------------------------------------------  ----------------------
                              Weighted-
                               average     Weighted-               Weighted-
      Range                   remaining     average                 average
   of exercise     Number        life      exercise     Number     exercise
     prices       of shares   (in years)     price     of shares     price
   $      0.02      750,833      8.41        $0.02      151,062      $0.02
    0.19--0.28    2,645,079      9.26         0.24      141,042       0.19
    0.81--1.50      566,050      9.82         1.38          --         --
          2.50      195,990      9.93         2.50          --         --
          3.40       96,500      9.98         3.40          --         --
   -----------    ---------      ----        -----      -------      -----
   $0.02--3.40    4,254,452      9.23        $0.53      292,104      $0.10
   ===========    =========      ====        =====      =======      =====

   The weighted-average fair value of employee stock options granted at fair value during the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 were $0.02 and $0.04, respectively. The weighted-average fair value of employee stock options granted below fair value during the year ended December 31, 1999 was $1.10. The fair value of employee option grants was estimated on the date of grant using the Black-Scholes option pricing model. The fair value of options granted for the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no volatility, no dividend yield; risk-free interest rate of 5% and expected life of four years.

   The Company uses the intrinsic value method in accounting for its employee stock-based compensation plan. Accordingly, no compensation cost has been recognized for any of its stock options granted because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for certain stock options granted in fiscal 1999. For those option grants, the Company recorded deferred stock-based compensation of $2.5 million for the difference at the grant date between the exercise price of each stock option granted and the fair value of the underlying common stock. This amount is being amortized on an accelerated basis over the vesting period, generally four years in accordance with FIN No.
28. The $549,000 of stock-based compensation expense for the year ended December 31, 1999 relates to the following items in the accompanying 1999 statement of operations: $74,000 technology and development; $244,000 sales and marketing; and $231,000 general and administrative.

                               SMARTAGE.COM CORP.

   Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's net loss applicable to common stockholders for the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, would have been as follows:

                                                          1998         1999
   Net loss applicable to common stockholders:
     As reported...................................... $(2,692,240) (14,184,069)
                                                       ===========  ===========
     Pro forma........................................ $(2,692,240) (14,243,608)
                                                       ===========  ===========
   Basic and diluted net loss per share:
     As reported...................................... $     (0.18)       (0.90)
                                                       ===========  ===========
     Pro forma........................................ $     (0.18)       (0.90)
                                                       ===========  ===========

(6) Commitments and contingencies

 (a) Leases

   The Company leases its facilities under various, noncancelable operating lease agreements that expire on dates through February 2006. Future minimum payments under the leases for these facilities as of December 31, 1999 are as follows:

   Years ended December 31:
     2000............................................................ $1,729,817
     2001............................................................  1,576,818
     2002............................................................  1,868,437
     2003............................................................  1,917,722
     2004 and thereafter.............................................  2,500,752
                                                                      ----------
                                                                      $9,593,546
                                                                      ==========

   Rent expense for the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 was approximately $137,000 and $364,000, respectively.

 (b) Contingencies

   On June 9, 1999, a demand for arbitration was filed with the American Arbitration Association in San Francisco, California against the Company for breach of contract, breach of express warranty, negligence, fraud in the inducement, unconscionable contract and intentional misrepresentation.
The party is seeking compensatory damages of $2.4 million and punitive damages of at least $1.0 million and injunctive relief. On July 21, 1999 the Company filed an answer and counterclaim against the party. An arbitration hearing was completed on February 1, 2000, and both parties have filed post-arbitration briefs. The arbitration ruling is expected in early April.

   From time to time the Company may be subject to other legal proceedings and claims in the ordinary course of business. The Company is not aware of any legal proceedings or claims, including the above matter that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's business, financial condition or results of operations.

                              SMARTAGE.COM CORP.

(7) Income Taxes

   The Company had no income tax expense in the period from January 20, 1998 (inception) to December 31, 1998 or the year ended December 31, 1999.

   The tax effects of temporary differences that give rise to significant portions of deferred tax assets are presented below as of December 31, 1998 and 1999:

                                                          1998        1999
   Deferred tax assets:
     Accrued expenses ................................. $ 148,064     873,443
     State taxes.......................................       272         --
     Book depreciation in excess of federal
      depreciation.....................................       --       16,418
     Net operating loss carryforward...................   821,657   5,582,878
                                                        ---------  ----------
                                                          969,993   6,472,739
     Less valuation allowance..........................  (962,530) (6,472,739)
                                                        ---------  ----------
       Net deferred tax asset.......................... $   7,463         --
                                                        =========  ==========
   Deferred tax liabilities:
     Federal depreciation in excess of book............     7,463         --
                                                        ---------  ----------
       Net deferred tax asset.......................... $     --          --
                                                        =========  ==========

   The net change in the total valuation allowance for the year ended December 31, 1999 was $4,525,118.

   As of December 31, 1999, the Company has net operating loss carryforwards for federal and California income tax purposes of $14,042,982 and $13,853,419, respectively. The net operating loss and tax credit carryforwards expire in the year 2019 for federal income tax purposes and the year 2006 for California income tax purposes. The Company has a valuation allowance for the full amount of the net deferred tax assets as of December 31, 1998 and 1999 as management does not believe it is more likely than not that the value of the assets is recoverable.

   Federal and California tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in ownership of the Company which constitutes an "ownership change," as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined whether an ownership change has occurred due to significant stock transactions in each of the report periods disclosed. If an ownership change does occur, the Company's ability to utilize the stated carryforwards could be significantly reduced.

(8) Segment Information

   During fiscal 1999, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas.

   The Company's chief operating decision maker (CODM) is considered to be the Company's CEO. The CODM evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying financial statements. Therefore, the Company operates in a single segment for purposes of disclosure under SFAS No. 131.

                               SMARTAGE.COM CORP.

   The Company's revenues have all been earned from customers in the United States. In addition, all operations and long-lived assets are located in the United States. During fiscal 1999, two customers accounted for approximately 13% and 11% respectively of the Company's revenues.

(9) Retirement Plan

   In December 1999, the Company established a tax-qualified employee savings and retirement plan for which the Company's employees will generally be eligible. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation and have the amount of such reduction contributed to the 401(k) Plan. To date, the Company has made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan and income earned on plan contributions are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

(10) Related Party

   In August 1999, the Company entered into an agreement with the wife of the founder for interior design services relating to the build-out of the Company's new headquarters facility. Total costs incurred in fiscal 1999 related to this agreement were approximately $100,000.

(11) Subsequent Events

   In February 2000, the Company issued 110,993 shares of Series C convertible preferred stock for aggregate proceeds of $377,000. The Company issued a warrant to purchase an aggregate of up to 605,620 shares of Series C convertible preferred stock at an exercise price of $3.396 per share. The warrant expires in December 2000.

   In March 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's stock in connection with a proposed initial public offering. The Company issued 3, 878,781 shares of Series C convertible preferred stock upon the exercise of warrants for aggregate proceeds of $13,200,000. The Company adopted an 2000 Omnibus Equity Incentive Plan in which 1,000,000 shares of the Company's common stock will be reserved exclusively for issuance under the plan. In addition, the Company adopted an Employee Stock Purchase Plan in which 1,500,000 shares of common stock were reserved exclusively for issuance under the plan.

                               Inside Back Cover



                                  SmartAge.com



                     Business-to-small business e-commerce







                               www. Smartage.com

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     , 2000

                              [SMARTAGE.COM LOGO]

                              Shares of Common Stock

                             ---------------------

                                  PROSPECTUS

                             ---------------------

                         Donaldson, Lufkin & Jenrette

                              Merrill Lynch & Co.

                          U.S. Bancorp Piper Jaffray

                                DLJdirect Inc.

-------------------------------------------------------------------------------

We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of SmartAge.com Corp. have not changed since the date hereof.

-------------------------------------------------------------------------------

Until           , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, National Association of Securities Dealers, Inc. filing fee and Nasdaq National Market Listing fee.

                                                                      Payable by
                                                                      Registrant
   SEC registration fee..............................................  $23,760
   National Association of Securities Dealers, Inc. filing fee.......    9,500
   Nasdaq National Market Listing Fee................................   95,000
   Accounting fees and expenses......................................        *
   Legal fees and expenses...........................................        *
   Printing and engraving expenses...................................        *
   Blue Sky fees and expenses........................................   10,000
   Registrar and Transfer Agent's fees...............................        *
   Miscellaneous fees and expenses...................................        *
     Total...........................................................        *
                                                                       =======

---------------------
 * To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article XI of the Registrant's Amended and Restated Certificate of Incorporation to be effective upon completion of the offering (Exhibit 3.3 hereto) and Article XII of the Registrant's Amended and Restated Bylaws to be effective upon completion of the offering (Exhibit 3.4 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

   The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourselves, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

  1. From January 1998 to December 31, 1999, the Registrant issued and sold 16,882,019 shares of common stock to employees, directors and consultants at prices ranging from $0.0001 to $3.396 per share.

  2. From July 30, 1998 to October 29, 1998, the Registrant issued and sold 2,657,051 shares of Series A preferred stock to a total of 33 investors for an aggregate purchase price of $2,490,985.

  3. From March 26, 1999 to July 23, 1999, the Registrant issued and sold 6,502,863 shares of Series B preferred stock to a total of 32 investors for an aggregate purchase price of $7,153,149.

  4. From October 1999 to February 2000, the Registrant issued and sold 7,683,796 shares of Series C preferred stock to a total of 44 investors for an aggregate purchase price of $26,094,171.

   The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedule

 (a) Exhibits

   See exhibits listed on the Exhibit Index following the signature page of the Form S-1, which is incorporated herein by reference.

 (b) Financial Statement Schedule

   Schedule II--Valuation and Qualifying Accounts (included on pages S-1 and S-2 of this Registration Statement).

   Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the financial statements or the related notes.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 13th day of March 2000.

                                          Smartage.com Corp.

                                                   /s/ William Lohse
                                          By __________________________________
                                                       William Lohse
                                                 President, Chief Executive
                                                    Officer and Director

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Lohse, Allen M. Barr, and Brian T. McGee, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Name                            Title                   Date

        /s/ William Lohse              President, Chief Executive   March 13, 2000
______________________________________  Officer and Director
            William Lohse               (Principal Executive
                                        Officer)

        /s/ Allen M. Barr              Chief Financial Officer      March 13, 2000
______________________________________
            Allen M. Barr

        /s/ Brian T. McGee             Vice President, Finance      March 13, 2000
______________________________________  (Principal Financial
            Brian T. McGee              Officer and Principal
                                        Accounting Officer)

       /s/ John T. Thomsen             Director                     March 13, 2000
______________________________________
           John T. Thomsen

      /s/William L. Burnham            Director                     March 13, 2000
______________________________________
          William L. Burnham

       /s/ John C. Colligan            Director                     March 13, 2000
______________________________________
           John C. Colligan

                                 EXHIBIT INDEX

 Exhibit
 Number  Description of Document
  1.1*   Form of Underwriting Agreement.

  3.1 Amended and Restated Certificate of Incorporation, as amended on January 18, 2000, February 15, 2000 and February 24, 2000.

  3.2    Bylaws, as amended on March 16, 1999.

  3.3 Amended and Restated Certificate of Incorporation, to be effective upon completion of this offering.

  3.4 Amended and Restated Bylaws, to be effective upon completion of this offering.

  4.1*   Form of Common Stock Certificate.

  4.2    Seconded Amended and Restated Investors' Rights Agreement, dated
         October 5, 1999, by and among the registrant and the parties who are signatories thereto.

  4.3+   Warrant to Purchase Shares of Series A Preferred Stock dated July 20,
         1998, by and between the registrant and Lycos, Inc., as amended by the Amendment No. 1 to Agreement dated March 13, 1999, by and between the registrant, Lycos, Inc., Tripod, Inc. and Angelfire, Inc.

  4.4+   Warrant to Purchase Shares of Series B Preferred Stock dated April 30,
         1999, by and among registrant and Excite, Inc.

  4.5+   Warrant to Purchase Shares of Series B Preferred Stock dated April 30,
         1999, by and among registrant and Excite, Inc.

  5.1*   Opinion of Pillsbury Madison & Sutro LLP.

 10.1    Registrant's 1998 Equity Incentive Plan, as amended.

 10.2    Registrant's 2000 Omnibus Equity Incentive Plan.

 10.3    Registrant's 2000 Employee Stock Purchase Plan.

 10.4    Form of Directors and Officers' Indemnification Agreement.

 10.5 Employment Agreement, dated March 9, 2000, by and between the registrant and William Lohse.

 10.6    Lease Agreement between the registrant and The Equitable Life
         Assurance Society of the United States dated August 10, 1999.

 10.7    Lease Agreement between the registrant and Western Investment Real
         Estate Trust dated August 6, 1998.

 10.8    Lease Agreement between the registrant and Rotunda Building, LLC dated
         December 1999.

 10.9+   Agreement among the registrant, Lycos, Inc., Tripod, Inc. and
         Angelfire, Inc. dated July 20, 1998, as amended on March 13, 1999.

 10.10+ Marketing and Services Agreement between the registrant and Excite, Inc. dated April 30, 1999, as amended on April 30, 1999.

 10.11+ Banner Exchange and Services Agreement between the registrant and theglobe.com, Inc. dated March 30, 1999.

 23.1    Consent of KPMG LLP, Independent Accountants.

 23.3* Consent of Pillsbury Madison & Sutro LLP (contained in their opinion filed as Exhibit 5.1).

 24.1    Power of Attorney. Reference is made to Page II-3.

 27.1    Financial Data Schedule for SmartAge.com Corp. (in EDGAR format only).

---------------------
*  To be filed by amendment.
+Confidential Treatment Requested.

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
SmartAge.com Corp.:

   Under the date of February 25, 2000, except as to the second paragraph of
Note 11 for which the date is March 6, 2000, we reported on the balance sheets of SmartAge.com Corp. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, which are included in the registration statement. In connection with our audits of the aforementioned financial statements, we also audited the accompanying financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express on opinion on this financial statement schedule based on our audit.

   In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Francisco, California
February 25, 2000

                               SMARTAGE.COM CORP.

                 Schedule II--Valuation and Qualifying Accounts

                                             Balance  Addition           Balance
                                               at     Charged            at End
                                            Beginning    to                of
Description                                 of Period Expense  Deduction Period
-----------                                 --------- -------- --------- -------
                                                       (in thousands)
Period ended December 31, 1998:
  Allowance for bad debt...................   $ --     $ --      $ --     $ --
                                              =====    =====     =====    =====

Year ended December 31, 1999:
  Allowance for bad debt...................   $ --     $  97     $  18    $  79
                                              =====    =====     =====    =====

                                      S-2